UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

GUESS?, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 17, 2018

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Tuesday, June 19, 2018, at 9:00 a.m., local time, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

At the annual meeting, you will be asked to: (i) elect two directors, (ii) cast an advisory vote on the compensation of our named executive officers, (iii) ratify the appointment of the independent auditor for the fiscal year ending February 2, 2019, (iv) if properly presented at the annual meeting, vote on a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives, and (v) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the Internet or telephone voting systems, or by completing and mailing the enclosed proxy card.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Victor Herrero Chief Executive Officer and Director

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 19, 2018

Time and Date:	9:00 a.m., local time, on Tuesday, June 19, 2018

Place:	The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210

Items of Business:	1. To elect two directors for a term of three years and until their respective successors are duly elected and qualified.

2. To conduct an advisory vote on the compensation of our named executive officers.

3. To ratify the appointment of the independent auditor for the fiscal year ending February 2, 2019.

4. If properly presented at the annual meeting, to vote on a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

5. To consider such other business as may properly come before the annual meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 4, 2018.

Admission:	Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul Marciano Executive Chairman of the Board and Chief Creative Officer

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 22, 2018.

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on June 19, 2018

This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about May 22, 2018, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2018 annual meeting of shareholders (the “Annual Meeting”) to be held at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Tuesday, June 19, 2018, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 19, 2018. As a shareholder as of May 4, 2018, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:	What information is contained in this Proxy Statement?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How do I obtain the Company’s Annual Report on Form 10-K?

A:	A copy of the Company’s fiscal 2018 Annual Report on Form 10-K is enclosed.

Shareholders may request another free copy of the fiscal 2018 Annual Report on Form 10-K from:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

http://investors.guess.com

The Company will also furnish any exhibit to the fiscal 2018 Annual Report on Form 10-K if specifically requested.

Q:	What may I vote on by proxy?

A:	(1) The election of two nominees to serve on the Board;

(2)	An advisory vote on the compensation of our named executive officers;

(3)	The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending February 2, 2019 (“fiscal 2019”); and

(4)	If properly presented at the Annual Meeting, a shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

For a shareholder proposal to be properly presented at the Annual Meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the Annual Meeting to present the proposal. Pursuant to the bylaws of the Company (the “Bylaws”), the chairperson of the Annual Meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the Annual Meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends that you vote your shares:

(1)	FOR the election of the two nominees to serve on the Board;

(2)	FOR the advisory resolution approving the compensation of our named executive officers;

(3)	FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2019; and

(4)	AGAINST the shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.

Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on May 4, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How many shares can vote?

A:	As of the Record Date, 80,954,804 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:	How do I vote?

A:	You are eligible to vote at the Annual Meeting using one of four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

•	Voting in Person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Eastern Time on June 19, 2018. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated proxy card;

•	Entering a later-dated Internet or telephone vote; or

•	Voting in person.

Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

Q:	What if my shares are held in “street name?”

A:	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

(877) 282-1168 or

(781) 575-4593

www.computershare.com/investor

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2018 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:	What is a “quorum?”

A:	A “quorum” is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:	What is required to approve each proposal?

A:	The two candidates for director receiving the most votes will be elected directors of the Company. Shareholders may not cumulate their votes.

All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. Please note, however, that all the proposals, except for the proposal concerning the election of the two nominees to serve on the Board, are advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

A properly executed proxy marked “Abstain” with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

Q:	What is the impact of not casting your vote if you hold shares beneficially in street name?

A:	If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. None of the proposals except the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 3) are considered routine matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote with respect to any of these non-routine matters, no votes will be cast on your behalf for these matters. These “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Your broker is expected to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 3).

Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Sandeep Reddy, our Chief Financial Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 22, 2019. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.

Attn: Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the Bylaws and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 21, 2019, and

•	Not later than the close of business on April 20, 2019.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption “Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees” herein.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company’s website at http://investors.guess.com.

Q:	How is the Company soliciting proxies for the Annual Meeting?

A:

This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates (none of whom will receive additional compensation for the solicitation) or from other third party proxy solicitors (in exchange for customary fees for such services). The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	How can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:	You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Q:	What is the Company’s fiscal year?

A:	The Company’s fiscal year is the 52- or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Throughout this Proxy Statement, we make “forward-looking” statements, which are not historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations, analyses and other information based on current plans, forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our current business strategies and strategic initiatives, goals, future prospects, capital allocation plans and cash needs. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “pending,” “plan,” “predict,” “project,” “should,” “strategy,” “will,” “would,” and other similar terms and phrases, including references to assumptions.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. These forward-looking statements may include, among other things, statements or assumptions relating to: our expected results of operations; the accuracy of data relating to, and anticipated levels of, future inventory and gross margins; anticipated cash requirements and sources; cost containment efforts; estimated charges; plans regarding store openings, closings, remodels and lease negotiations; plans regarding the relocation of the Company’s European distribution center to a new facility in the Netherlands; plans regarding business growth, international expansion and capital allocation; plans regarding supply chain efficiencies and global planning and allocation; e-commerce, digital and omni-channel initiatives; business seasonality; results and risks of current and future legal proceedings, including the investigation by the European Commission regarding the potential breach of certain European Union competition rules by the Company; industry trends; consumer demands and preferences; competition; currency fluctuations and related impacts; estimated tax rates, including the impact of the Tax Cuts and Jobs Act of 2017 and changes to provisional estimates; results of tax audits and other regulatory proceedings; the impact of recent accounting pronouncements; raw material and other inflationary cost pressures; consumer confidence; and general economic conditions. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Important factors that could cause or contribute to such differences include those discussed under “Part I, Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 3, 2018.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 19, 2018

This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended February 3, 2018 are available at www.edocumentview.com/ges.

PROPOSAL NO. 1: ELECTION OF TWO DIRECTORS

(Item 1 on Proxy Card)

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class to be as nearly equal in number as possible. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of eight members, of whom Maurice Marciano and Gianluca Bolla are Class I directors; Anthony Chidoni, Joseph Gromek and Paul Marciano are Class II directors; and Victor Herrero, Kay Isaacson-Leibowitz and Alex Yemenidjian are Class III directors. The terms for the Class I directors are scheduled to expire at the Annual Meeting.

The Board has nominated each of the current Class I directors, Maurice Marciano and Gianluca Bolla, for re-election at the Annual Meeting, to serve for three-year terms to expire at the 2021 annual meeting and until their respective successors shall have been elected and qualified.

Mr. Maurice Marciano retired as an employee and executive of the Company in 2012 and continued to provide consulting services to the Company thereafter until January 28, 2015. He currently serves as a director and Chairman Emeritus of the Board. Mr. Bolla is not employed by or otherwise affiliated with the Company, except in his capacity as a director. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees and the continuing directors whose terms expire in 2019 and 2020 is set forth under the heading “Directors and Officers” herein.

The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than two directors at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the two nominees.

PROPOSAL NO. 2: ADVISORY VOTE ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(Item 2 on Proxy Card)

The Company is providing shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis” section of this Proxy Statement).

The basic philosophies that we use to guide the structure of our executive compensation programs are:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•	Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

Management’s focus on our strategies and initiatives helped deliver strong results for the Company in fiscal 2018 and provide a foundation for continued progress moving forward. Specifically, in fiscal 2018, total Company net revenue increased 8% over the prior year to $2.36 billion, adjusted net earnings increased 51% in fiscal 2018 to $58.4 million, and adjusted diluted earnings per share increased 52% in fiscal 2018 to $0.70. On a GAAP basis, the Company reported a net loss of $7.9 million for fiscal 2018, compared to net earnings of $22.8 million in fiscal 2017, and diluted loss per share of $0.11 for fiscal 2018, compared to diluted earnings per share of $0.27 in fiscal 2017. From a balance sheet perspective, the Company ended fiscal 2018 with cash and cash equivalents of $367 million and continued to demonstrate a commitment to delivering value to shareholders by returning $126 million in the form of dividends and share repurchases during fiscal 2018. Please see “Non-GAAP Measures” on pages 45 and 46 of the Company’s Fiscal 2018 Annual Report on Form 10-K for additional information regarding the Company’s disclosure of certain non-GAAP financial information contained herein.

Some of the key highlights of our executive compensation program for fiscal 2018 include:

•	No changes were made to Messrs. Herrero or Reddy’s annual base salary or target annual cash incentive award amounts for fiscal 2018.

•	Based on his continuing substantial contributions to the Company and a review of compensation levels for similar executive positions at the peer group of companies identified on page 35, the Compensation Committee increased Mr. Paul Marciano’s annual base salary for fiscal 2018 to $950,000, which is still more than a third less than his annual base salary for fiscal 2016. Based on investor feedback and a review of executive compensation practices at the peer group of companies, the Compensation Committee reduced Mr. Paul Marciano’s target annual cash incentive amount for fiscal 2018 from 400% of base salary to 263% of base salary.

•	The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2018 were determined based on the Company’s earnings from operations during the fiscal year, relative to performance targets considered by the Compensation Committee to be rigorous. In the case of Mr. Paul Marciano, half of his annual cash incentive award was determined based on earnings from operations for the Company’s licensing segment, which was an area of focus for Mr. Paul Marciano.

•	All of the equity awards granted to Mr. Paul Marciano and to Mr. Herrero for fiscal 2018 included performance-based vesting requirements.

We also believe shareholder interests are further served by other executive compensation related practices that we follow, including our stock ownership guidelines which include holding requirements and our “clawback” policy.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative compensation disclosures, which discuss in more detail the compensation of our Named Executive Officers and the compensation philosophy and policies that are used to determine such compensation.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors will request shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative compensation disclosures.”

This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide our shareholders with an advisory vote to approve the compensation of our Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next advisory vote to approve the compensation of our Named Executive Officers will be held at the 2019 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Named Executive Officers.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF

THE INDEPENDENT AUDITOR

(Item 3 on Proxy Card)

The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”) to act as the Company’s independent auditor for the fiscal year ending February 2, 2019, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company’s independent registered public accounting firm. Ernst & Young has served as the Company’s independent auditor since March 19, 2007.

Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that a representative of Ernst & Young will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fee Summary

Aggregate fees billed to us for the fiscal years ended February 3, 2018 and January 28, 2017 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Feb. 3, 2018	Year Ended Jan. 28, 2017
Audit fees(1)	$3,117	$2,879
Audit related fees(2)	35	41
Tax fees(3)	173	373
All other fees(4)	—	—

Total	$3,325	$3,293

(1)	“Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)	“Audit related fees” consist of fees for services related to employee benefit plans and certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit fees.”
(3)	“Tax fees” consist of fees for tax compliance and tax advice. For fiscal 2018, the amount includes approximately $83,000 for tax compliance and preparation services and approximately $90,000 for all other tax related services. For fiscal 2017, the amount includes approximately $258,000 for tax compliance and preparation services and approximately $115,000 for all other tax related services.
(4)	“All other fees” consist of fees for any services not included in the first three categories.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2018 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2018, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2018. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company’s financial statements.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.

The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended February 3, 2018. In addition, we have discussed with Ernst & Young the matters required to be discussed by Auditing Standards No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor’s independence.

The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Gianluca Bolla Alex Yemenidjian

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL REGARDING

EXECUTIVE SEVERANCE ARRANGEMENTS

(Item 4 on Proxy Card)

The Company expects the following shareholder proposal to be presented for consideration at the Annual Meeting. The proposal and supporting statement quoted below were submitted by the New York State Common Retirement Fund, 59 Maiden Lane, 30th Floor, New York, NY 10038, as the owner of 62,200 shares of the Company’s Common Stock. The Board of Directors recommends voting AGAINST the proposal, as described in more detail below. The text of the proposal follows:

RESOLVED: That the shareholders of Guess?, Inc. (the “Company”), urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary, plus bonus.

“Future severance agreements” include: employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and, consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT:

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times an executive’s base salary, plus bonus, will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the Summary of Potential Payments Upon Termination or Change in Control beginning on page 77 of the Company’s 2017 Proxy Statement, if there is a change of control and termination the CEO Paul Marciano would receive a severance payment of three times the sum of his base salary and target annual bonus. According to the Company’s 2017 Proxy Statement, if there had been a change of control and termination on the last business day of fiscal 2017, Mr. Marciano would have received a cash severance of $22.5 million, in addition to payments for equity awards and other benefits.

If you agree with us that the Company should seek shareholder ratification of severance packages with a total cost exceeding 2.99 times an executive’s base salary, plus bonus, then please VOTE FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT AGAINST THIS PROPOSAL:

After careful consideration, the Board of Directors unanimously recommends that shareholders vote AGAINST this proposal. The Board of Directors believes that the proposal is not in the best interests of the Company and its shareholders and opposes it for the reasons described in this statement against the proposal. We also note that virtually identical proposals were submitted at each of the Company’s 2015, 2016 and 2017 annual meetings of shareholders and that, in each of these instances, shareholders overwhelmingly rejected the proposal. Moreover, as discussed further below, the shareholder proposal’s supporting statement relies on inaccurate information to justify the proposal, including misnaming Mr. Paul Marciano as our Chief Executive Officer, when he is our Executive Chairman and Chief Creative Officer, and substantially overstating the amount of cash severance that either our Chief Executive Officer, Mr. Victor Herrero, or our Executive Chairman and Chief Creative Officer, Mr. Marciano, would have received if there had been a change of control and termination of the executive’s employment on the last business day of fiscal 2017.

The Board of Directors believes that shareholder interests are best protected by providing flexibility to the Compensation Committee, which consists solely of independent directors, obtains advice from an independent compensation consultant, and oversees all matters regarding executive compensation, to assess the needs of the Company, the competition for talent and other relevant factors in making decisions regarding whether, and how, to offer severance benefits to executives. In addition, we believe the Company’s employment agreements with each of Mr. Herrero and Mr. Marciano demonstrate that the proposal is unnecessary because the cash severance multiplier of 2x in Mr. Herrero’s employment agreement is well below the 2.99x cap that the proposal seeks, and the cash severance multiplier of 3x in Mr. Marciano’s employment agreement is nearly identical to the cap that the proposal seeks.

We believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment, such as by the Company without cause, by the executive for good reason or in connection with a change in control in order to support our compensation objective of attracting, retaining and motivating qualified executives. These severance protections are negotiated on an individual-by-individual basis in connection with the negotiation of other employment terms. By restricting the use of this important compensation tool, implementation of the proposal could materially hamper the Company’s ability to attract, retain and motivate the highest quality and most talented senior executive team.

Calling a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the specified cap would be expensive and impractical and could severely disadvantage the Company’s ability to recruit qualified executives. Top candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to sit on the sidelines pending such approval and may instead seek employment elsewhere, including at one of the Company’s competitors who do not face similar restrictions on their ability to offer severance protection. Even if the severance arrangement could instead be ratified by shareholders after the fact, as the proposal suggests, the potential for shareholders to reject the severance arrangement—potentially many months after entering an agreement—would likely result in the promised severance benefits being viewed by a potential candidate as too uncertain to merit serious consideration. Delay and uncertainty would be injected into the hiring process, disadvantaging the Company in its efforts to recruit and retain the best available executive talent.

It would not be practical simply to avoid shareholder approval by entering into severance arrangements for amounts less than a 2.99x cap. The benefits covered by the proposal include not only cash severance but also the value of prior equity awards that are accelerated upon a severance event. It is invariably the case, particularly with regard to highly sought-after executives, that employment agreements or other severance arrangements require at least partial vesting of equity awards upon certain types of severance events. We consider this appropriate and consistent with market practices given the nature of equity awards, which are generally granted on an annual basis as part of an executive’s total annual compensation opportunity, but structured with multi-year vesting terms to encourage retention. An arrangement that provided for accelerated vesting of stock awards upon severance, even if permitted only on a partial, pro rata basis, would have a higher probability of exceeding the 2.99x cap. In order to implement the proposal and remain competitive in attracting and retaining highly qualified executives, we believe that we would either need to design executive compensation that significantly reduced the role of equity-based pay or reduce or eliminate multi-year vesting requirements for equity-based pay. We believe that shareholder interests are best served by voting AGAINST the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly qualified executives.

While the proposal addresses future severance agreements, we believe the Company’s employment agreements with Mr. Herrero, our Chief Executive Officer, and Mr. Marciano, our Executive Chairman and Chief Creative Officer (not our Chief Executive Officer, as stated in the shareholder proposal’s supporting statement), demonstrate that the proposal is unnecessary. As a preliminary matter, the shareholder proposal’s supporting statement substantially overstates the amount of cash severance either Mr. Herrero or Mr. Marciano would be entitled to receive under their employment agreements by more than a factor of two. As disclosed in the

Company’s proxy statement for its 2017 annual meeting, if there had been a change in control and termination of the executive’s employment on the last business day of fiscal 2017, Mr. Herrero would have received cash severance of $7.2 million and Mr. Marciano would have received cash severance of $8.55 million, not cash severance of $22.5 million as claimed in the supporting statement. Even after taking into account the changes to Mr. Marciano’s compensation in fiscal 2018, the cash severance that would have been payable to Mr. Marciano had his employment terminated at the end of fiscal 2018 in connection with a change in control would have been $10.35 million, which is less than half the amount disclosed by the proponent in its supporting statement.

Under Mr. Herrero’s employment agreement, upon a qualified termination (which generally includes a termination by the Company without cause or by the executive for good reason) of his employment with the Company, he is entitled to a cash severance benefit of two times his annual base salary (two times the sum of his annual base salary plus his annual target bonus amount if the termination of employment occurs within a year before or two years after a change in control of the Company). Under Mr. Marciano’s employment agreement, upon a qualified termination of his employment with the Company, he is entitled to a cash severance benefit of three times the sum of his annual base salary plus his annual target bonus amount. The cash severance multiplier of 2x in Mr. Herrero’s employment agreement is well below the 2.99x cap the proposal seeks, and the cash severance multiplier of 3x in Mr. Marciano’s employment agreement is nearly identical to the cap the proposal seeks. In such circumstances, Mr. Herrero would also be entitled to certain continued life and medical insurance benefits, but we expect the cost of these benefits when added to the cash severance amount described above would still be well less than the 2.99x cap the proposal seeks. In the event of a qualified termination of either executive’s employment, the executive’s employment agreement also provides for payment of a pro-rated bonus for the year in which the termination of employment occurs and accelerated vesting of certain equity awards granted by the Company to the executive. We do not believe it is appropriate to apply the limitation called for by the proposal to the pro-rated bonus because the pro-ration reflects payment for the portion of the year actually worked by the executive and, for the reasons discussed above, we do not believe it is appropriate to apply the limitation called for by the proposal to the acceleration of equity awards.

In addition, during merger, reorganizations and other change in control transactions, in particular, it is important for management to remain focused on protecting shareholders’ interests and not be distracted by concerns about the security of their employment. The rigid and arbitrary limitation called for by the proposal could, by jeopardizing management’s ability to realize a benefit from the equity awards granted as part of their regular compensation opportunities, curtail the Company’s ability to ensure the stability of the key executive management team during any change in control situations.

Finally, the proposal is extraordinarily broad and unclear, purporting to address “severance” payments. A careful reading of the proposal, however, shows that the proposal as written actually impacts much more. The payments covered by the proposal do not exclude retirement plan payments, deferred compensation plans, disability benefits, death benefits and other benefits payable at retirement or termination for any other reason, whether or not they were earned and vested prior to the executive’s termination of employment. Because these amounts could be aggregated in determining whether the payments exceeded the limits of the proposal, it could have the effect of prohibiting payments that are made in connection with a retirement or other termination, whether the amounts were previously earned and vested including, for example, the payment of a death benefit or vested retirement plan payments.

For all the above reasons, the Board of Directors unanimously recommends that the Company’s shareholders vote AGAINST this shareholder proposal.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, director nominees and executive officers of the Company as of May 17, 2018 are as follows:

Name	Age	Position
Maurice Marciano(1)	69	Director and Chairman Emeritus
Paul Marciano	66	Executive Chairman of the Board and Chief Creative Officer
Victor Herrero	49	Chief Executive Officer and Director
Gianluca Bolla(1)	59	Director
Anthony Chidoni	66	Director
Joseph Gromek	71	Director
Kay Isaacson-Leibowitz	71	Director
Alex Yemenidjian	62	Director
Sandeep Reddy	47	Chief Financial Officer

(1)	Maurice Marciano and Gianluca Bolla have been nominated to stand for re-election at the Annual Meeting.

With respect to the directors and director nominees named above, Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.

Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company in January 2012. Following his retirement and until January 28, 2015, he provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and currently serves as Chairman Emeritus of the Board. His present term as a Class I director will expire at the Annual Meeting. As a co-founder and leader within the Company for over 35 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.

Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Executive Chairman of the Board and Chief Creative Officer, positions he has held since August 2015. From 2007 until August 2015, Mr. Marciano served as Chief Executive Officer and Vice Chairman of the Board, and between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the 2019 annual meeting of shareholders. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano’s leadership as Executive Chairman and Chief Creative Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board’s overall approach.

Victor Herrero has served as the Company’s Chief Executive Officer since August 2015. Prior to joining the Company, Mr. Herrero held several positions with Inditex Group, the world’s largest fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius. From September 2012 until July 2015, Mr. Herrero served Inditex Group as its Head of Asia Pacific, where he was responsible for all aspects of the Asia business for all brands. Prior to that position, Mr. Herrero served as Inditex Group’s Head of North Asia and India from May 2010 to August 2012, where he was responsible for all aspects of the business in those markets. Mr. Herrero joined Inditex Group in 2003 and served in a variety of other capacities during his tenure there. Prior to joining Inditex Group, Mr. Herrero served as a management consultant for Arthur Andersen in Asia from 1998 to 2002. Mr. Herrero holds an M.B.A. from the Kellogg School of Management at Northwestern University, a B.A. in Business Administration from the Ecole Superieure de Commerce de Paris in Paris, France, and a Bachelor’s of Law Degree from the Universidad de Zaragoza in Spain. Mr. Herrero has also served as a director of the Company since August 2015. His present term as a Class III director will expire at the 2020 annual meeting of shareholders. Mr. Herrero’s extensive global retail experience in the apparel industry and his intimate knowledge of the Company’s operations as its Chief Executive Officer provide valuable strategic and operational insights to the Board.

Gianluca Bolla has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008. In addition, since 1994, Mr. Bolla has been a shareholder and director of Valdo Spumanti S.r.l., a leading producer of Prosecco, an Italian dry sparkling wine. Mr. Bolla has also served as a member of the board of directors of Deoleo, S.A., a Spanish multinational olive oil processing company, since 2016. From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. (“Barilla”), a privately-held Italian food company with global revenues at the time of over €4 billion. He ultimately served from 2001 until 2007 as Chief Executive Officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues at the time of over €2.5 billion. Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management. Mr. Bolla has served as a director of the Company since April 2010 and his present term as a Class I director will expire at the Annual Meeting. As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla’s experience as the Chief Executive Officer of a large global business based in Italy provides the Board with a valuable and unique perspective into international growth and management.

Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2019 annual meeting of shareholders. Mr. Chidoni’s extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.

Joseph Gromek served as President, Chief Executive Officer and director of The Warnaco Group, Inc., a global apparel company, from 2003 until his retirement in 2012. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a private clothing manufacturer and retail company. Prior to that time, he held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is currently a member of the board of directors of Wolverine World Wide, Inc., a global footwear company; and a member of the board of directors of The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer. Among his many philanthropic and civic affiliations, Mr. Gromek is a member of the board of directors of Ronald McDonald House, the board of governors of the Parsons School of Design and the board of trustees of St. Peter’s University, and he is the chairman of the board of trustees of The New School. Mr. Gromek has served as a director of the Company since April 2014 and his present term as a Class II director will expire at the 2019 annual meeting of shareholders. As a leading professional in the apparel sector for more than a quarter century, including extensive executive and director service with several global, multi-channel companies, Mr. Gromek brings a wealth of valuable experience to the Board that is particularly well-suited for the Company’s global, multi-channel business.

Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria’s Secret, a leading specialty retailer of women’s intimate and other apparel, from July 2003 to July 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria’s Secret. From

1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. From 2004 until 2014, Ms. Isaacson-Leibowitz served as a director of Coldwater Creek, a multi-channel specialty retailer of women’s apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder, co-chairperson and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the 2020 annual meeting of shareholders. Ms. Isaacson-Leibowitz’s extensive career in the retail industry, and in particular as an executive and senior merchant for brands such as Victoria’s Secret and Banana Republic, allows her to provide valuable insights to the Board in key areas such as merchandising strategy and brand management, as well as product design and production.

Alex Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005. He served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. from July 2009 to August 2015. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. (“MGM”) (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a trustee of Baron Investment Funds Trust and Baron Select Funds, both mutual funds. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the 2020 annual meeting of shareholders. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.

Sandeep Reddy was appointed to the position of Chief Financial Officer in July 2013. He previously served as the Company’s Vice President and European Chief Financial Officer, since 2010, where he was responsible for all aspects of the Company’s European finance functions, including financial planning, treasury, accounting and tax. From 1997 to 2010, Mr. Reddy served in a number of positions of increasing responsibility for Mattel Inc., a leading global toy manufacturer, ultimately serving as Vice President Finance and Supply Chain for Southern Europe (France, Spain, Portugal, Italy). Mr. Reddy has an MBA from Cornell University, and is a Chartered Financial Analyst.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is composed of eight directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company’s internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors qualify as independent: Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian (the “Independent Directors”).

Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board had the following three committees in fiscal 2018: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://investors.guess.com. The Board of Directors held seven meetings during fiscal 2018. Each director attended at least 75 percent of the aggregate of the total Board meetings and total committee meetings on which such director served during fiscal 2018, except Mr. Paul Marciano, who recused himself from three Board meetings as a matter of good corporate governance because the purpose of those meetings related to a previously disclosed investigation involving Mr. Marciano. Excluding the meetings from which he was recused, Mr. Marciano attended all other meetings of the Board that were held during fiscal 2018. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-current directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Gianluca Bolla	X		X
Anthony Chidoni	*X	X
Joseph Gromek		X	X
Kay Isaacson-Leibowitz		X	*X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Victor Herrero
Number of Meetings in Fiscal 2018	8	6	3

X = Committee member; * = Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.guess.com.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see “Executive and Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://investors.guess.com.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “—Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “—Director Qualifications” below.

Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the nominator’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•	the nominee’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•	a statement of the nominee’s qualifications for Board membership;

•	a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	a written consent by the nominee to being named as a nominee and to serve as a director if elected.

Any shareholder nominations for candidates for membership on the Board should be addressed to:

Guess?, Inc.

Attn: Chair of the Nominating and Governance Committee

c/o Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•	commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•	for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•	for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths.

While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. Both of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election.

The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Resignation Policy

In April 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company’s Governance Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Board Leadership Structure

The Company’s Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the role of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate. From the time that the Company became public in 1996 until August 2015, the roles of Chairman and CEO were always performed by one or both of Maurice Marciano, a founder of the Company in 1981, and Paul Marciano, a senior executive of the Company since just two months after its inception. On August 1, 2015, Victor Herrero became the first non-Marciano CEO in the Company’s history, Paul Marciano transitioned from his prior role as CEO and Vice Chairman of the Board to his current role as Executive Chairman and Chief Creative Officer, and Maurice Marciano transitioned from his prior role as non-executive Chairman of the Board to his current role as Chairman Emeritus and member of the Board. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

To further promote the independent and effective oversight of the Board and management, the Board has appointed a Lead Independent Director, currently Alex Yemenidjian, to facilitate free and open discussion and communication among the Independent Directors. The Lead Independent Director presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company’s performance and the Company’s strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Independent Director or any of our other Independent Directors. Our Lead Independent Director typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Executive Chairman, CEO or other members of management, as appropriate.

The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.

Risk Oversight

The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, cybersecurity, information system infrastructure and controls, and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company’s positions and practices regarding significant corporate governance risks.

In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using a mix of different compensation elements without putting an undue emphasis on a single element or applicable performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive’s to pursue overly risky business strategies in order to maximize short-term variable compensation. While annual bonus opportunities for our named executive officers generally include a pre-established, objective measure of performance for the applicable year, the Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to an applicable maximum level. The Compensation Committee also has discretion to set the appropriate equity award grant levels each year (within any applicable maximum). The Compensation Committee’s ability to exercise discretion in making these determinations helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which the results were achieved.

Because equity awards make up a substantial portion of each of our executive’s total compensation opportunity, there is a strong alignment between executives’ interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance, and because we utilize multiple performance measures for our equity awards subject to performance-based vesting requirements. For example, our equity awards granted to Mr. Paul Marciano and Mr. Herrero in fiscal 2018 include restricted stock units with performance-based vesting requirements with the performance-based measures including a three-year relative total shareholder return (“TSR”) measure for one of the awards, three-year revenue and operating income measures for one of the awards, and a third award with a measure based on licensing earnings (for Mr. Paul Marciano’s award) or revenues excluding net royalties (for Mr. Herrero’s award).

Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the “Compensation Discussion and Analysis” section below, our stock ownership guidelines and compensation “clawback policy” applicable to certain senior executives.

Communications with the Board

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Ethics

The policies comprising our code of ethics are set forth in the Company’s Code of Ethics (the “Code of Ethics”). These policies satisfy the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and governing the executive compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general executive compensation policies of the Company, administers certain of the Company’s compensation plans, and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. At all times during fiscal 2018, the Compensation Committee consisted of four Board members, each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2018.

The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee’s responsibilities and authorities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•	set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

•	the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor’s fees and other retention terms; and

•	produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company’s annual proxy statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers (as defined under “Compensation Discussion and Analysis” below). While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2018, the Compensation Committee met six times and took action by written consent seven times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant.

Non-Employee Director Compensation—Fiscal 2018

Compensation for individuals who were members of our Board of Directors at any time during fiscal 2018 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Mr. Paul Marciano and Mr. Herrero, directors who also served as executive officers of the Company during fiscal 2018, is presented below in the “Summary Compensation Table” and the related explanatory tables covering compensation paid to certain of our executive officers. While employed by the Company, employee-directors are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2018.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano	45,500	179,849	—	225,349
Gianluca Bolla	62,000	179,995	—	241,995
Anthony Chidoni	86,500	179,849	—	266,349
Joseph Gromek	59,000	179,849	—	238,849
Kay Isaacson-Leibowitz	71,500	179,849	—	251,349
Alex Yemenidjian	84,000	179,849	—	263,849

(1)	The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2018 computed in accordance with FASB ASC Topic 718 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2018 Annual Report on Form 10-K.

On January 30, 2017, the Company granted each of our then-serving Non-Employee Directors, other than Gianluca Bolla, an annual award of 14,610 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 14,610 restricted stock units. Each of the restricted stock awards had a grant date fair value equal to $179,849, and the restricted stock unit award for Mr. Bolla had a grant date fair value equal to $179,995. See the preceding paragraph regarding the grant date fair value of these awards.

The following table presents the number of shares of our common stock subject to outstanding and unexercised option awards and the number of shares of our common stock subject to unvested stock awards held by each of our Non-Employee Directors as of February 3, 2018.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Shares Subject to Outstanding and Unvested Stock Awards
Maurice Marciano	145,475	—
Gianluca Bolla	—	—
Anthony Chidoni	—	—
Joseph Gromek	—	—
Kay Isaacson-Leibowitz	—	—
Alex Yemenidjian	—	—

Annual Retainer and Meeting Fees

The following schedule of annual retainers and meeting fees was used to determine the cash compensation paid to each of our Non-Employee Directors for their service during fiscal 2018:

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500

All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “—Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.” All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur in serving as directors.

Equity Awards

Our Non-Employee Directors are granted equity awards under the amended and restated Guess?, Inc. Non-Employee Directors’ Compensation Plan (the “Director Plan”). Each Non-Employee Director who has not been an employee of the Company at any time during the immediately preceding 12 months is entitled to receive an award of a number of restricted shares (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted shares, the award recipient is required to pay a purchase price of $0.01 per share. The number of restricted shares or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant and rounding down to the nearest whole share.

Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares or units subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed a full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. In the event of a “change in control” of the Company (as defined in the Director Plan), all restricted shares and restricted stock units granted to our Non-Employee Directors will, to the extent that the awards are then outstanding, vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director’s service as a director terminates for any reason other than a termination in the circumstances described above, any restricted shares or restricted stock units granted to the Non-Employee Director that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.

Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines, as described in more detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines” below.

Maurice Marciano Retirement

After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve as Chairman Emeritus and member of the Board, for which he is eligible to receive the compensation provided to the Company’s

Non-Employee Directors, as described above. In addition, as required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company’s Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers, referred to in this Proxy Statement as the “Named Executive Officers,” for their service in fiscal 2018:

•	Paul Marciano, Executive Chairman and Chief Creative Officer;

•	Victor Herrero, Chief Executive Officer; and

•	Sandeep Reddy, Chief Financial Officer.

Shareholder Engagement

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. Shareholders overwhelmingly approved of our executive compensation program for fiscal 2017, with over 91% of the votes on our advisory “say-on-pay” shareholder vote at our 2017 annual meeting of shareholders cast in favor of our executive compensation program. As in prior years, the Chairperson of the Compensation Committee continued his dialogue with our shareholders in 2017, speaking directly with investors representing an estimated 45% of the issued and outstanding shares of our Common Stock held by persons other than insiders. Based in part on these conversations, the Compensation Committee decided to continue the structure of our fiscal 2017 executive compensation program in fiscal 2018 and to continue to emphasize pay-for-performance, including through the use of robust three-year goals linked to operating earnings and revenues, as well as relative TSR measured over a three-year period. In addition, at our 2017 annual meeting of shareholders, shareholders had the opportunity to cast an advisory vote on the frequency of future say-on-pay votes and, as recommended by the Board, voted for an annual say-on-pay vote. Following the shareholder vote, the Board determined that the Company will hold an annual say-on-pay shareholder vote.

The Compensation Committee considers shareholder engagement to be an important part of its decision making process and plans to continue its outreach efforts in order to stay abreast of shareholder perspectives.

Overview of Fiscal 2018 Results and Executive Compensation Actions

Fiscal 2018 Results

The Company entered fiscal 2018 with a bold growth strategy for Europe and Asia and a focus on improving profitability in the Americas. Underlying these strategies were the five key initiatives previously identified by Mr. Herrero when he arrived at the Company in July 2015 and that remain at the core of management’s overall approach to drive shareholder value:

(1)	elevating the quality of the Company’s sales organization and merchandising strategy to match the quality of our product and marketing;

(2)	building a major business in Asia by unlocking the potential of the Guess? brand in the region;

(3)	creating a culture of purpose and accountability throughout the entire Company by implementing a more centralized organizational structure that reinforces our focus on sales and profitability;

(4)	improving the Company’s cost structure (including supply chain and overhead); and

(5)	stabilizing the Company’s wholesale business.

Management’s focus on these strategies and initiatives helped deliver strong results for the Company in fiscal 2018 and provide a foundation for continued progress moving forward. Specifically, in fiscal 2018, total Company net revenue increased 8% over the prior year (5% in constant currency) to $2.36 billion, driven by 27% growth in Europe (21% in constant currency) and 24% growth in Asia (22% in constant currency), two areas of focus for the Company. In addition, adjusted net earnings increased 51% in fiscal 2018, to $58.4 million, and adjusted diluted earnings per share increased 52% in fiscal 2018, to $0.70. On a GAAP basis, the Company reported a net loss of $7.9 million for fiscal 2018, compared to net earnings of $22.8 million in fiscal 2017, and diluted loss per share of $0.11 for fiscal 2018, compared to diluted earnings per share of $0.27 in fiscal 2017. From a balance sheet perspective, the Company ended fiscal 2018 with cash and cash equivalents of $367 million and continued to demonstrate a commitment to delivering value to shareholders by returning $126 million in the form of dividends and share repurchases during fiscal 2018. Please see “Non-GAAP Measures” on pages 45 and 46 of the Company’s Fiscal 2018 Annual Report on Form 10-K for additional information regarding the Company’s disclosure of certain non-GAAP financial information, including constant currency information, contained herein.

The increase in European revenues in fiscal 2018 was driven by the continued momentum from the successful implementation of the Company’s strategic initiative to elevate the quality of its sales and merchandising organization. The Company experienced strong comparable store sales and continued to expand its retail presence in the region. The European e-commerce business has experienced rapid growth and is now approaching the size of the e-commerce business in the Americas. In addition, the European wholesale business continues to see strong results.

In Asia, the Company continues to strengthen its retail presence with the opening of stores across the region. At the same time, the Company has experienced significant e-commerce growth in the region, especially in China. In this market alone, the e-commerce business could be as large as the Company’s U.S. e-commerce business within a few years. Management’s strategic initiative to build a major business in Asia has been a positive driver for the Company as demonstrated by ending the year with five consecutive quarters of margin expansion in Asia.

Profits in the Americas Retail segment have benefited from the Company’s strategic initiative to improve its cost structure by closing unprofitable stores and negotiating better lease terms and from the Company’s strategic initiatives in supply chain and inventory management. Management believes that the Company’s continued celebrity partnerships, together with a focus on the initiative to elevate the sales and merchandising organization, will lead to continued improvement in sales in the Americas over time. It also believes that the profitability of the Americas Retail segment will continue to benefit from the Company’s cost reduction and margin improvement initiatives.

As the Company enters fiscal 2019, management is excited about the overall direction of the business and the opportunities ahead as it continues to focus on the strategic initiatives outlined above.

Fiscal 2018 Executive Compensation Actions

The highlights of the Company’s executive compensation program for fiscal 2018 include:

•	No changes were made to Messrs. Herrero or Reddy’s annual base salary or target annual cash incentive award amounts for fiscal 2018.

•	Based on his continuing substantial contributions to the Company and a review of compensation levels for similar executive positions at the peer group of companies identified on page 35, the Compensation Committee increased Mr. Paul Marciano’s annual base salary for fiscal 2018 to $950,000, which is still more than a third less than his annual base salary for fiscal 2016. Based on investor feedback and a review of executive compensation practices at the peer group of companies, the Compensation Committee reduced Mr. Paul Marciano’s target annual cash incentive amount for fiscal 2018 from 400% of base salary to 263% of base salary.

•	The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2018 were determined based on the Company’s earnings from operations during the fiscal year, relative to performance targets considered by the Compensation Committee to be rigorous. In the case of Mr. Paul Marciano, half of his annual cash incentive award was determined based on earnings from operations for the Company’s licensing segment, which was an area of focus for Mr. Paul Marciano.

•	All of the equity awards granted to Mr. Paul Marciano and Mr. Herrero for fiscal 2018 included performance-based vesting requirements.

•	Approximately one-third of these awards (based on the grant date fair value) were restricted stock units with vesting subject to both a three-year relative TSR measure versus a peer group of companies (a measure frequently cited by our investors during shareholder outreach efforts as one that is preferred as closely linked to shareholder value) and to continued service through the end of fiscal 2020.

•	Approximately one-third of these awards (based on grant date fair value) were restricted stock units with vesting subject to both the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2018 (in the case of Mr. Paul Marciano) or a threshold level of the Company’s total revenue for fiscal 2018 (excluding net royalties, in the case of Mr. Herrero), and the satisfaction of continued service requirements over a three-year vesting period.

•	The remaining approximately one-third of these awards (based on grant date fair value) were LTIP awards in the form of restricted stock units with vesting subject to both the achievement of threshold levels of revenue and operating income for fiscal 2020 considered by the Compensation Committee to be rigorous and to continued service through the end of fiscal 2020.

•	Based on a review of compensation levels for similar executive positions at the peer group of companies, in April 2017 the Compensation Committee increased Mr. Herrero’s target annual equity award beginning in fiscal 2018 from 150% of his annual base salary to 233% of his annual base salary.

For more information regarding how the fiscal 2018 compensation decisions and results described above translated into “realizable pay” for Mr. Paul Marciano and Mr. Herrero, see the additional disclosure below under the heading “—Realizable Compensation for CEO and Executive Chairman.”

Realizable Compensation for CEO and Executive Chairman

The realizable compensation amount for fiscal 2018 (determined as described below) for Mr. Herrero is less than his fiscal 2018 total compensation amount as reported in the “Summary Compensation Table” on page 48, principally because the final vesting, if any, of his 2018 Relative TSR Award and 2018 LTIP Award will not be known until the end of fiscal 2020. As discussed below in this Compensation Discussion and Analysis, Mr. Paul Marciano was awarded a restricted stock unit award in fiscal 2016 that was subject to a relative TSR measure over a three-year performance period consisting of the Company’s 2016, 2017 and 2018 fiscal years (the “2016 TSR Award”). As a result of the vesting of the 2016 TSR Award at the end of fiscal 2018 based on actual TSR performance for the performance period, Mr. Paul Marciano’s realizable compensation amount for fiscal 2018 (determined as described below) is greater than his fiscal 2018 total compensation amount as reported in the “Summary Compensation Table” on page 48.

SEC rules require that all stock awards be reported in the Summary Compensation Table for the year in which they were granted to the Named Executive Officer based on their respective fair values determined at the time of grant of the awards, even if such awards were scheduled to vest in later years, and even if such awards were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). The following table shows the “realizable” compensation for fiscal 2018 for Mr. Herrero and

Mr. Paul Marciano compared against each executive’s total compensation reported in the Summary Compensation Table for fiscal 2018. For these purposes, “realizable” compensation is determined in the same manner as total compensation is reported in the Summary Compensation Table, but adjusted to take into account (1) any performance-based equity awards granted during the fiscal year where the performance-based vesting results have not yet been determined, and (2) the change in the value of our Common Stock subject to other equity awards granted during the year. As the final vesting for the executives’ 2018 Relative TSR Awards and 2018 LTIP Awards will not be determined until the completion of fiscal 2020, fiscal 2018 realizable compensation for these executives does not include any value as to those awards. In addition, Mr. Herrero’s 2018 realizable compensation attributable to his 2018 Revenue Award and Mr. Paul Marciano’s 2018 realizable compensation attributable to his 2018 Licensing Award, is based on the value of the award at the end of fiscal 2018. The values of these awards are included because the applicable performance-based vesting conditions were satisfied during fiscal 2018. Consistent with the intent that equity awards align our executives’ interests with those of our shareholders, the value of the shares of our Common Stock subject to both Mr. Herrero’s 2018 Revenue Award and Mr. Paul Marciano’s 2018 Licensing Award at the end of fiscal 2018 (plus dividend equivalents attributable to those shares with respect to fiscal 2018) was more than the value of the same number of shares at the time the awards were originally granted. No equity award granted prior to fiscal 2018 to Mr. Paul Marciano or to Mr. Herrero that included performance-based vesting conditions became eligible to vest in fiscal 2018 because the performance conditions were satisfied in that year, other than Mr. Paul Marciano’s 2016 TSR Award. Accordingly, the realizable compensation in the table below includes the value of Mr. Paul Marciano’s 2016 TSR Award at the end of fiscal 2018 and does not include any value for any other equity awards granted prior to fiscal 2018.

As shown in the CEO and Executive Chairman Realizable Compensation Table below, Mr. Herrero’s total realizable compensation calculated in this manner was $6,761,035 for fiscal 2018, which is $1,882,530 less than his fiscal 2018 total compensation as required to be disclosed in the Summary Compensation Table and, because of the vesting of his 2016 TSR Award, Mr. Paul Marciano’s total realizable compensation calculated in this manner was $10,818,273 for fiscal 2018, which is $2,398,178 more than his fiscal 2018 total compensation as required to be disclosed in the Summary Compensation Table. The table below supplements, and should be read in connection with, the Summary Compensation Table.

CEO and Executive Chairman Realizable Compensation Table—Fiscal 2018

Name and Principal Position	Fiscal Year	Salary ($)	Bonus/ Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total Realizable Compensation ($)	Total Compensation as Reported in the Summary Compensation Table ($)	Difference Between Total Realizable Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Victor Herrero	2018	1,200,000	3,600,000	1,917,488	43,547	6,761,035	8,643,565	(1,882,530)
Chief Executive Officer
Paul Marciano	2018	950,000	3,747,750	5,868,201	252,322	10,818,273	8,420,095	2,398,178
Executive Chairman and Chief Creative Officer

(1)	For Mr. Herrero, the dollar amount shown in this column is equal to the product of (1) the number of shares of Company Common Stock subject to Mr. Herrero’s 2018 Revenue Award as of February 3, 2018, multiplied by (2) $15.285 (which is the sum of (a) $14.61, the closing market price of the Company’s Common Stock on February 2, 2018, the last trading day of fiscal 2018, plus (b) $0.675, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2018, which are being taken into account since Mr. Herrero is entitled to dividend equivalents on the shares subject to his 2018 Revenue Award).

For Mr. Paul Marciano, the dollar amount shown in this column is equal to the fiscal 2018 year-end values of his 2018 Licensing and 2016 TSR Awards. The fiscal 2018 year-end value of his 2018 Licensing Award is the product of (1) the number of shares of Company Common Stock subject to the 2018 Licensing Award as of February 3, 2018, multiplied by (2) $15.285 (which is the sum of (a) $14.61, the closing market price of the Company’s Common Stock on February 2, 2018, the last trading day of fiscal 2018, plus (b) $0.675, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2018, which are being taken into account since Mr. Paul Marciano is entitled to dividend equivalents on the shares subject to his 2018 Licensing Award). The fiscal 2018 year-end value of the 2016 TSR Award is the product of (1) the number of shares of Company Common Stock subject to that award as of February 3, 2018, multiplied by (2) $17.085 (which is the sum of (a) $14.61, the closing market price of the Company’s Common Stock on February 2, 2018, the last trading day of fiscal 2018, plus (b) $2.475, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2018, which are being taken into account since Mr. Paul Marciano is entitled to dividend equivalents on the shares subject to his 2016 TSR Award).

Executive Compensation Program Philosophies and Objectives

The Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with those of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•	Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

•	We do not have minimum award levels under our Annual Incentive Bonus Plan or minimum required vesting levels for our equity awards with performance-based vesting requirements.

•	We do not provide excise tax gross-ups on change in control payments.

•	We do not reprice “underwater” stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

•	Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership.

•	We have a policy to limit the amount of Company shares that a director or executive officer of the Company may pledge or otherwise use as security for a loan, margin account or similar arrangement to no more than 50% of the Company shares beneficially owned by such person after meeting his or her applicable stock ownership guidelines.

•	We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

•	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

Consistent with our compensation philosophies described above, our goal for fiscal 2018 was to provide each Named Executive Officer with a total compensation opportunity that was competitive in light of the compensation provided to comparable executives at our peer group companies and that appropriately reflected individual and Company performance in fiscal 2018.

The Role of the Compensation Committee and Management

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers (other than for Mr. Paul Marciano). At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Role of the Independent Compensation Consultant

As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2018, FW Cook assisted the Compensation Committee (1) in a review of executive compensation levels, including in its selection of the peer group of companies identified below and assembling and analyzing competitive compensation data for the peer group of companies; (2) in its shareholder outreach efforts concerning executive compensation matters; (3) in the design of the Company’s fiscal 2018 cash incentive and long-term incentive award structure for executives; and (4) with the development of the shareholder proposal contained in the 2017 proxy statement for the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan.

The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company’s management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

The peer group used to inform the Compensation Committee’s judgment in setting executive compensation levels for fiscal 2018 was established by the Compensation Committee, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2018 were:

Abercrombie & Fitch Co.	Fossil Group, Inc.
American Eagle Outfitters, Inc.	Kate Spade & Company
Chico’s FAS, Inc.	Michael Kors Holdings Limited
The Children’s Place, Inc.	New York & Company, Inc.
Coach, Inc. (Tapestry, Inc.)	PVH Corp.
Deckers Outdoor Corp.	Ralph Lauren Corporation
Express, Inc.	Urban Outfitters, Inc.

The peer group for fiscal 2018 was the same as the peer group for the prior year, except for the removal of Aéropostale, Inc., ANN INC. and Quiksilver, Inc., each of which was no longer publicly traded.

The peer company compensation data provided by FW Cook in fiscal 2018 was used by the Compensation Committee as a general reference point in its compensation reviews. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data. Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

The Role of Shareholder Say-on-Pay Votes

Our shareholders are currently provided with an opportunity to cast an advisory vote on our executive compensation program every year through the say-on-pay proposal. Our shareholders were last presented with such an opportunity at our 2017 annual meeting of shareholders, where shareholders overwhelmingly approved of our executive compensation program for fiscal 2017, with over 91% of the votes on our advisory say-on-pay shareholder vote at our 2017 annual meeting of shareholders cast in favor of our executive compensation program. In addition, at our 2017 annual meeting of shareholders, shareholders had the opportunity to cast an advisory vote on the frequency of future say-on-pay votes and, as recommended by the Board, voted for an annual say-on-pay vote. Following the shareholder vote, the Board determined that the Company will hold an annual say-on-pay shareholder vote.

As discussed above, as in prior years, the Chairperson of the Compensation Committee continued his dialogue with our shareholders in 2017, speaking directly with investors representing an estimated 45% of the issued and outstanding shares of our Common Stock held by persons other than insiders. Based in part on these conversations, the Compensation Committee decided to continue the structure of our fiscal 2017 executive compensation program in fiscal 2018 and to continue to emphasize pay-for-performance, including through the use of robust three-year goals linked to operating earnings and revenues, as well as relative TSR measured over a three-year period.

When making future compensation decisions for our Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express directly to the Compensation Committee and through our annual say-on-pay advisory votes.

Executive Compensation Program Elements for Fiscal 2018

Summary

The material elements of our current executive compensation program for Named Executive Officers consist of base salary, an annual cash incentive opportunity and equity-based long-term incentive opportunities. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Executive Chairman and severance protection for certain terminations of our Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment or following a vesting period. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives.

Our Named Executive Officer’s annual cash incentive opportunities are paid out on an annual basis and are designed to hold executives accountable for annual performance. They also help further align Named Executive

Officers’ interests with those of our shareholders and help us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance (as the value of the awards, as well as the number of shares/units vesting under certain awards, is linked to the achievement of specified performance goals and/or our stock price) and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance and/or share price.

The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company’s compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.

Base Salaries

Base salaries for the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.

For fiscal 2018, Mr. Paul Marciano’s base salary was increased from $570,000 to $950,000, which was still more than a third less than his base salary in fiscal 2016 of $1,500,000. The Compensation Committee considered his continuing substantial contributions to the Company, notably his instrumental contributions to the licensing and marketing areas, and a review of compensation levels for similar executive positions at the peer group of companies in setting his base salary. This increase in base salary was accompanied by a significant reduction in Mr. Paul Marciano’s target annual cash incentive amount for fiscal 2018, as more fully described under “—Annual Cash Incentive Awards—Methodology to Determine Cash Awards” below.

For fiscal 2018, Mr. Herrero’s base salary remained flat at $1,200,000, the level originally set under his employment agreement entered into in fiscal 2016. Mr. Herrero agreed to defer the portion of his salary in excess of $1,000,000 until the termination of his employment with the Company pursuant to the Company’s Non-Qualified Deferred Compensation Plan (the “DCP”).

During fiscal 2018, Mr. Reddy’s base salary remained flat at $525,000, the level set by the Compensation Committee for Mr. Reddy in fiscal 2016.

Annual Cash Incentive Awards

We believe that a significant portion of compensation for executive officers should be based on performance, with the opportunity to earn substantial awards in connection with superior performance. Annual cash incentive awards are generally granted to the Company’s Named Executive Officers under the Company’s shareholder-approved Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance objectives.

As in prior years, the Compensation Committee utilized a two-tier funding approach for determining the Named Executive Officers’ annual cash incentives under the Bonus Plan for fiscal 2018. For the first tier, the Compensation Committee used pre-established formulas based on the Company’s cash flow from operations for fiscal 2018 to determine the maximum cash incentive opportunity that may be awarded to each Named Executive

Officer under the Bonus Plan for fiscal 2018. The Compensation Committee determined that the second tier for determining actual cash payouts would be based on the Company’s earnings from operations for fiscal 2018 (and the Company’s licensing segment earnings from operations for fiscal 2018, in the case of Mr. Paul Marciano) in part to address shareholder concerns regarding a desire for less Compensation Committee discretion with respect to annual cash incentive awards for executives, and also because the Compensation Committee believes that earnings from operations (and licensing segment earnings from operations, in the case of Mr. Paul Marciano) is widely used by investors and shareholders to measure performance and including it as the measurement used to calculate annual cash incentive awards helps to further link the executives’ incentive opportunities to the Company’s financial performance. For these purposes, the Compensation Committee established threshold, target and maximum earnings from operations goals for fiscal 2018 at levels that the Compensation Committee considered to be rigorous. The earnings from operations goals for fiscal 2018 were less than the earnings from operations goals that were set for the prior year mainly due to (i) the Company’s weaker-than-expected actual results in its Americas Retail business in fiscal 2017 (a year in which the Named Executive officers received no cash awards under the annual cash incentive award program) and (ii) the overall challenging nature of the North American retail landscape at the time fiscal 2018 goals were established.

Methodology to Determine Cash Awards

Each Named Executive Officer has a threshold and target cash incentive amount under the Bonus Plan, and each executive’s annual cash incentive is in all events capped at a maximum amount. For Mr. Paul Marciano, the threshold incentive amount was 131.5% of his base salary and his target incentive amount was reduced by an amendment to his employment agreement from 400% of his base salary to 263% of his base salary for fiscal 2018, based on investor feedback and a review of executive compensation practices at the peer group of companies. For Mr. Herrero, the threshold incentive amount was 100% of his base salary and his target incentive amount was 200% of his base salary. For Mr. Reddy, the threshold incentive amount was 37.5% of his base salary, and pursuant to the terms of his offer letter, his target incentive amount was 75% of his base salary. At the time each of these target and threshold levels was approved for fiscal 2018, the Compensation Committee believed them to be reasonably competitive for each position.

Subject to the maximum amount for each executive described below, the Named Executive Officers’ fiscal 2018 annual cash incentives would be determined 50% (in the case of Mr. Paul Marciano) and 100% (in the case of Messrs. Herrero and Reddy) based on the Company’s earnings from operations for fiscal 2018 and 50% (in the case of Mr. Paul Marciano) based on the Company’s licensing segment earnings from operations for fiscal 2018 (in either case, excluding the impact of certain specified legal, restructuring, store impairment, acquisition, disposition and accounting related matters) relative to performance targets established by the Compensation Committee set forth in the table below:

	Earnings from Operations for Fiscal 2018	Annual Cash Incentive Amount (as a Percentage of Target Award)
Performance Level		P. Marciano		V. Herrero		S. Reddy
Below Threshold	Less than $53.0 million	0%		0%		0%
Threshold	$53.0 million	25%		50%		50%
Target	$66.8 million	50%		100%		100%
Maximum	$80.6 million or more	75	%(1)	150	%(1)	200	%(1)

	Licensing Segment Earnings from Operations for Fiscal 2018	Annual Cash Incentive Amount (as a Percentage of Target Award)
Performance Level		P. Marciano		V. Herrero	S. Reddy
Below Threshold	Less than $64.4 million	0%		0%	0%
Threshold	$64.4 million	25%		0%	0%
Target	$74.4 million	50%		0%	0%
Maximum	$77.2 million or more	75	%(1)	0%	0%

(1)	If less, the Named Executive Officer’s maximum annual cash incentive would be the percentage of the Company’s cash flow from operations for fiscal 2018 applicable to that executive as described below.

If the Company’s actual performance falls between the levels indicated above, the payout percentage is determined by linear interpolation between the applicable payout levels.

The maximum individual cash award opportunities for the Named Executive Officers were tied to the Company’s cash flow from operations for fiscal 2018 (excluding the impact of certain specified legal, restructuring, store impairment, acquisition, disposition and accounting related matters) or, if lower, a specified multiple of each Named Executive Officer’s base salary. The maximum individual cash award opportunities for fiscal 2018 were as follows: for Mr. Paul Marciano, a maximum award opportunity equal to the lesser of 4.91% of cash flow from operations for fiscal 2018 or $3,747,750; for Mr. Herrero, a maximum award opportunity equal to the lesser of 4.72% of cash flow from operations for fiscal 2018 or $3,600,000; and for Mr. Reddy, a maximum award opportunity equal to the lesser of 1.04% of cash flow from operations for fiscal 2018 or $787,500. For Mr. Paul Marciano and Mr. Herrero, the maximum award opportunity (calculated based on a percentage of base salary) is provided under the executive’s employment agreement (for Mr. Paul Marciano, as reduced for fiscal 2018 under the amendment to his employment agreement). For Mr. Reddy, the percentage of base salary remained at the level set by the Compensation Committee in fiscal 2016.

The Compensation Committee chose earnings from operations (and licensing segment earnings from operations, in the case of Mr. Paul Marciano) as the measurement used to calculate the final annual cash incentive amount (subject to the applicable maximum) for each executive as a way to further link these executives’ incentive opportunities to the Company’s financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business. Licensing segment earnings from operations was taken into account in determining Mr. Paul Marciano’s award given his continuing contributions to the Company’s licensing business. The Compensation Committee chose cash flow from operations as the measurement used to calculate maximum cash incentive opportunities (and to establish the performance-based aspects of two of our long-term equity incentive awards for Mr. Reddy for fiscal 2018 as described below) as a way to further link these executives’ incentive opportunities to the Company’s financial performance. Cash flow from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business, with a focus on the ability of the business to generate cash.

Determination of Actual Cash Awards

In the first quarter of fiscal 2019, the Compensation Committee determined that the Company’s earnings from operations (as described above) for fiscal 2018 was $93,919,000, after giving effect to adjustments approved by the Compensation Committee to exclude (i) $8.5 million for asset impairment charges, (ii) $11.4 million for losses on lease terminations, (iii) $6.5 million for negative impacts related to accounting standard changes, and (iv) $2.4 million for legal settlement charges (as specified in the original formula established by the Compensation Committee). In the first quarter of fiscal 2019, the Compensation Committee determined that the Company’s licensing segment earnings from operations (as described above) for fiscal 2018 was $82,421,000, after giving effect to an adjustment approved by the Compensation Committee to exclude $6.5 million for negative impacts related to accounting standard changes (as specified in the original formula established by the Compensation Committee). Applying the payout percentages above, the Company’s performance resulted in a cash incentive award for fiscal 2018 of $3,747,750 for Mr. Paul Marciano, $3,600,000 for Mr. Herrero, and $787,500 for Mr. Reddy.

The Compensation Committee determined that the Company’s cash flow from operations (as described above) for fiscal 2018 was $148,370,000, and that each Named Executive Officer’s annual cash incentive amount as set forth in the preceding paragraph was not greater than the applicable maximum for each executive based on that cash flow from operations result. Accordingly, the Compensation Committee determined that each Named Executive Officer’s annual cash incentive for fiscal 2018 would be as set forth in the preceding paragraph.

Long-Term Equity Incentive Awards

The Company’s philosophy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of stock options, restricted stock and/or restricted stock units. The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the Company’s 2004 Equity Incentive Plan. The fiscal 2018 equity awards granted to the Named Executive Officers are described below.

Restricted Stock.

The Compensation Committee primarily utilizes restricted stock (or restricted stock units) as the main component of its long-term incentive grants to our Named Executive Officers. Use of restricted stock (or restricted stock units) instead of stock options reduces the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock awards as a retention incentive as they generally vest over a multi-year period. For fiscal 2018, the Compensation Committee granted restricted stock unit awards to the Named Executive Officers that were subject to both performance-based and time-based vesting requirements to provide additional incentives to achieve specified financial goals. In addition, restricted stock promotes commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company’s Common Stock over time.

Stock Options.

The Compensation Committee also granted a portion of its long-term incentive grant to Mr. Reddy in the form of stock options with an exercise price that is equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date. The Compensation Committee utilizes stock options to help ensure that the executive will realize value only if our shareholders realize value through stock price appreciation after the grant date. Stock options also foster retention of key executives since the awards generally vest over the four-year period following the performance period. The Company did not, however, include stock options in the annual equity award mix for Mr. Paul Marciano or for Mr. Herrero because of the views of certain shareholders and shareholder advisory groups that stock options are not “performance-based” regardless of the fact that the value of the Company’s stock must appreciate after the grant date of the options in order for the options to have value.

Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2018

In April 2017, the Compensation Committee granted awards of restricted stock units to Mr. Paul Marciano and Mr. Herrero pursuant to the terms of the executives’ employment agreements. The awards were separated into three different award types so that different vesting requirements could be used for different portions of the awards. Each of the awards was subject to both time- and performance-based vesting requirements, with approximately one-third of the total award value considered by the Compensation Committee allocated to each of the three award types. The awards were determined by the Compensation Committee to be, in light of the executives’ role with the Company, an appropriate incentive for the executive both to achieve the specific performance goals identified below and to continue employment with the Company through the vesting period.

Licensing Award and Revenue Award. The first restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero were eligible to vest if the Company achieved a threshold performance goal for fiscal 2018. Mr. Paul Marciano’s award, which consists of 110,664 restricted stock units (the “2018 Licensing Award”), was eligible to vest if the Company’s earnings from operations from its licensing segment for fiscal 2018 (excluding the impact of certain specified legal, restructuring, store impairment, acquisition, disposition and accounting related matters) exceeded a threshold amount established by the Compensation Committee of $64.4 million, and Mr. Herrero’s award, which consists of 125,449 restricted stock units (the “2018 Revenue Award”), was eligible to vest if the Company’s total revenue (excluding net royalties and the impact of certain specified accounting and currency related matters) for fiscal 2018 exceeded a threshold amount established by the Compensation Committee of $1.98 billion. If the applicable threshold goals were met, the awards would be scheduled to vest in three equal installments on each of January 30, 2018, January 30, 2019 and January 30, 2020.

The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company’s licensing segment. Earnings from operations derived from the Company’s licensing segment was selected as the performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the performance of that segment of the Company’s business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Following the end of fiscal 2018, the Compensation Committee determined that the Company’s licensing segment earnings from operations for fiscal 2018 was $82.4 million (after giving effect to an adjustment required pursuant to the terms of the award to exclude $6.5 million for negative impacts related to accounting standard changes), meaning that the threshold level had been achieved. Accordingly, one-third of the award vested upon the Compensation Committee’s determination, and the remaining two-thirds is scheduled to vest as described above.

For Mr. Herrero, the Company’s total revenue (excluding net royalties and the impact of certain specified accounting and currency related matters) was selected as the performance measure for this award as a way to further link Mr. Herrero’s compensation to the performance of the Company as a whole. Following the end of fiscal 2018, the Compensation Committee determined that the Company’s total revenue (excluding royalties and after giving effect to an adjustment required pursuant to the terms of the award to exclude the impact of currency fluctuations) for fiscal 2018 was $2.186 billion, meaning that the threshold level had been achieved. Accordingly, one-third of the award vested upon the Compensation Committee’s determination, and the remaining two-thirds is scheduled to vest as described above.

Relative TSR Performance Awards. The second restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero (the “2018 Relative TSR Awards”) are subject to a relative TSR vesting requirement that compares the Company’s TSR over a three-year performance period consisting of the Company’s 2018, 2019 and 2020 fiscal years to the TSRs of a group of peer companies selected by the Compensation Committee. The use of a TSR vesting metric addresses prior feedback from shareholders that shareholders wanted to see (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity awards. Similar to fiscal 2017, in structuring these executives’ long-term incentive opportunities for fiscal 2018, the Compensation Committee decided to base these awards on the Company’s relative TSR and to provide for a three-year performance period. The Compensation Committee believes this structure helps to further align these executives’ interests with those of our shareholders.

Mr. Paul Marciano’s 2018 Relative TSR Award consists of 116,245 restricted stock units at the “target” level of performance, and Mr. Herrero’s 2018 Relative TSR Award consists of 131,775 restricted stock units at the “target” level of performance.

Between zero and 150% of the target number of restricted stock units subject to each 2018 Relative TSR Award will vest based on the Company’s TSR compared to the TSRs for the peer group of companies for the three-year performance period as follows:

Performance Level	Company TSR Percentile for the Performance Period	Percentage of Target Number of Units that Will Vest
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile and Above	150%

The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company’s TSR percentile is between the levels noted above. The portion of the award that is credited to the executive based on the Company’s relative TSR performance will be eligible to vest as of the last day of the three year performance period. A dollar denominated payment cap was also imposed on the awards such that, in all events, the number of restricted stock units subject to each 2018 Relative TSR Award that vest will not exceed the number of restricted stock units determined by dividing a specified dollar amount ($3,705,000 as to Mr. Paul Marciano’s award and $4,200,000 as to Mr. Herrero’s award) by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

The peer group of companies used for purposes of the 2018 Relative TSR Awards is the same fiscal 2018 peer group of companies identified under “—The Role of the Independent Compensation Consultant” above, except that the Compensation Committee, recognizing that company size is less relevant for TSR performance comparisons than it is for determining compensation levels and taking into account the business model of each company and whether each company competes with Guess for executive talent, determined it was appropriate to increase the number of peer companies by adding Columbia Sportswear Company, Gap Inc. and lululemon athletica inc.

LTIP Awards. The third restricted stock unit awards granted to Mr. Paul Marciano and Mr. Herrero will be eligible to vest based on the Company’s revenue (excluding the Americas Retail segment) and earnings from operations for fiscal 2020 (the “2018 LTIP Awards”). Each of Mr. Paul Marciano’s and Mr. Herrero’s 2018 LTIP Award consists of 89,606 restricted stock units at the “target” level of performance. Between zero and 200% of the target number of restricted stock units subject to each award will vest based on the Company’s performance in fiscal 2020 measured against pre-established goals, with each award being weighted 25% for revenue (excluding the Americas Retail segment) performance and 75% for earnings from operations performance (in either case, as determined in accordance with GAAP and reflected in the Company’s financial reports, in each case excluding the impact of certain specified legal, restructuring, store impairment, acquisition, disposition, accounting and currency related items). The portion of each award that is credited to the executive based on the Company’s performance in 2020 will be eligible to vest as of the last day of the performance period.

For each of the fiscal 2018 equity awards granted to Mr. Paul Marciano and Mr. Herrero described above, vesting of the award is contingent on the executive’s continued service to the Company through the applicable vesting date, although this service-based vesting requirement would be deemed met if the executive’s employment terminates in certain circumstances set forth in the applicable award agreement.

Equity Awards for Mr. Reddy for Fiscal 2018

As in prior years, the Compensation Committee utilized a two-tier approach for equity awards to Mr. Reddy for fiscal 2018 that gives the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant. Under this approach, the Compensation Committee approves pre-established formulas to determine the maximum value of the equity incentive opportunities that may be awarded to Mr. Reddy, then exercises its discretion in determining the number of shares to be subject to the actual equity awards, which will be at levels at or below the calculated maximum award levels. The maximum number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of Mr. Reddy’s current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and Mr. Reddy’s personal performance in recent periods.

Calculation of Maximum Eligible Equity Awards for Fiscal 2018. In April 2017, the Compensation Committee established maximum equity incentive opportunities in the form of stock options and restricted stock for Mr. Reddy pursuant to a specific formula tied to the Company’s cash flow from operations (excluding the impact of certain specified legal, restructuring, store impairment, acquisition, disposition and accounting related matters) for fiscal 2018. The maximum individual equity award opportunities for Mr. Reddy for fiscal 2018 consisted of a maximum stock option award opportunity value equal to the lesser of 0.21% of cash flow from operations for fiscal 2018 or 30% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.55% of cash flow from operations for fiscal 2018 or 80% of base salary.

In the first quarter of fiscal 2019, the Compensation Committee determined the Company’s cash flow from operations (as described above) for fiscal 2018 was $148.4 million, which resulted in the maximum grant date stock option value for Mr. Reddy being 30% of his base salary (or $157,500), and the maximum grant date restricted stock award value for Mr. Reddy being 80% of his base salary (or $420,000). These maximum award opportunities were then converted from dollar amounts to shares, with stock options valued using the Black Scholes Model and restricted stock valued at the closing price of the Company’s unrestricted Common Stock on the NYSE, in each case on a pre-determined measurement date with respect to the grant date. For fiscal 2018, the grant date occurred on March 30, 2018, the date of the first quarter Compensation Committee meeting where the Compensation Committee approved the awards, and the pre-determined measurement date occurred five business days prior to the grant date in order to allow the Compensation Committee sufficient time to review final maximum share and option opportunities prior to making its final award decisions.

Determination of Actual Equity Awards for Fiscal 2018. Once the maximum payout levels are established, the Compensation Committee then determines actual equity awards for Mr. Reddy under the annual equity program (subject to the calculated maximum payout levels) based on its review and subjective assessment of the executive’s performance during the fiscal year. The Compensation Committee does not give any specific weighting to any particular performance criterion and evaluates individual performance in a non-formulaic manner, making an overall subjective assessment of Company and individual performance during the year. Based on its review, including its assessment of the significant individual efforts exhibited by Mr. Reddy, the Compensation Committee decided to provide equity awards to Mr. Reddy with grant-date values that were approximately equal to the maximum eligible payout levels described above.

The actual equity awards approved by the Compensation Committee for Mr. Reddy with respect to fiscal 2018 performance are presented in footnote (4) to the “Grants of Plan-Based Awards in Fiscal 2018” table below. In accordance with applicable SEC rules, the “Grants of Plan-Based Awards in Fiscal 2018” table reflects equity awards actually granted by the Company in fiscal 2018 to Mr. Reddy. The material terms of the equity awards granted to our Named Executive Officers during fiscal 2018 are described below under “—Description of Plan-Based Awards.” Since our equity awards granted to Mr. Reddy in fiscal 2018 under the annual program related to performance in fiscal 2017, the basis for these awards was included in the “Compensation Discussion and Analysis” section of our proxy statement filed with the SEC on May 26, 2017 with respect to our 2017 annual meeting of shareholders. The equity awards described in the preceding paragraphs, which were awarded in the first quarter of fiscal 2019 based on fiscal 2018 performance, will, in accordance with applicable SEC rules, be reflected in the “Grants of Plan-Based Awards” table included in our proxy statement next year with respect to our 2019 annual meeting of shareholders.

LTIP Award. The Compensation Committee also awarded Mr. Reddy a 2018 LTIP Award eligible to vest based on the Company’s revenue and operating income levels for fiscal 2020, with similar terms to the 2018 LTIP Awards granted to Mr. Paul Marciano and Mr. Herrero as described above. Mr. Reddy’s 2018 LTIP Award consisted of 51,747 restricted stock units at the “target” level of performance. Between zero and 200% of the target number of restricted stock units subject to the award are eligible to vest based on the Company’s revenue (excluding the Americas Retail segment) and earnings from operations for fiscal 2020 on terms similar to the 2018 LTIP Awards, described above, for Mr. Paul Marciano and Mr. Herrero.

For each of the fiscal 2018 equity awards granted to Mr. Reddy described above, vesting of the award is contingent on the executive’s continued service to the Company through the applicable vesting date.

Fiscal 2016 Annual Equity Award- Final Vesting

In fiscal 2016, the Compensation Committee awarded Mr. Paul Marciano a restricted stock unit award that had a structure similar to the 2018 Relative TSR Award outlined above (the “2016 TSR Award”), with a three-year performance period consisting of the Company’s 2016, 2017 and 2018 fiscal years. In February 2018, the Compensation Committee determined that the Company’s TSR was in the 66.66th percentile compared to the TSRs for the peer group of companies used for purposes of the award for the three-year performance period. As a result, the Compensation Committee determined that Mr. Paul Marciano’s 2016 TSR Award vested at the end of the performance period as to 133.32% of the target number of restricted stock units subject to the award.

Material Compensation Committee Actions After Fiscal 2018

In March 2018, after a review of compensation levels for similar executive positions at the peer group of companies, the Compensation Committee increased Mr. Reddy’s annual base salary for fiscal 2019 from $525,000 to $650,000 and his target annual cash incentive amount for fiscal 2019 from 75% to 90% of his base salary. His base salary and target annual cash incentive amount had previously remained at the same levels since fiscal 2016.

As disclosed in the Company’s current report on Form 8-K filed with the SEC on February 20, 2018, the Board of Directors and Mr. Paul Marciano agreed in February 2018 that he would relinquish his day-to-day responsibilities pending the completion of an investigation of improper conduct by Mr. Paul Marciano being overseen by a Special Committee of the Board comprised of two independent directors. During this period, Mr. Paul Marciano will not receive salary.

401(k) Retirement Benefits

The Company’s employees, including the Named Executive Officers, are eligible to participate in the Company’s tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar year 2017, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

The Company has maintained a Non-Qualified Deferred Compensation Plan (the “DCP”) since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their cash director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2018. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers’ participation in the DCP is presented in, and the material terms of the DCP are described following, the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2018” below.

Supplemental Executive Retirement Plan

The Company has also maintained a Supplemental Executive Retirement Plan (“SERP”) since 2006. The only active participant in the SERP is Mr. Paul Marciano. The SERP provides Mr. Paul Marciano with supplemental pension benefits in prescribed circumstances. The Company included Mr. Paul Marciano as a participant in the SERP in 2006 to provide him with supplemental pension benefits in recognition of his substantial contributions and to provide a valuable retention incentive. Additional information with respect to Mr. Paul Marciano’s participation in the SERP is presented in, and the material terms of the SERP are described following, the “Pension Benefits Table—Fiscal 2018” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.

Severance and Other Benefits Upon Termination of Employment

In order to support our compensation objectives of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. In fiscal 2018, we entered into an amended and restated employment offer letter with Mr. Reddy that provides severance protections to him upon certain types of termination of his employment. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.

The equity awards granted to Mr. Paul Marciano and Mr. Herrero in fiscal years 2016, 2017 and 2018 and the performance-based vesting awards granted to other employees in fiscal 2017 and 2018, provide that the award will not automatically accelerate on a change in control unless either the award is to be terminated in connection with the event (that is, the award is not assumed or continued by the successor entity) or the executive’s employment terminates in certain circumstances specified in the award agreement. Under the terms of our equity incentive plans, if a change in control of the Company occurs, certain awards granted in prior years that remain outstanding, as well as certain new awards granted to employees other than Mr. Paul Marciano and Mr. Herrero, would (unless otherwise determined by the Compensation Committee) generally become fully vested or paid, as applicable.

None of the employment agreements or other compensation arrangements we maintain for our Named Executive Officers include a right to receive any “gross-up” payment for change in control excise taxes. Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.

Security Protections

We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high profile nature of his position as a founder and Executive Chairman of the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company’s cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the “Summary Compensation Table” below.

Stock Ownership Guidelines

In order to encourage stock ownership by senior management and Non-Employee Directors of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management and Non-Employee Directors with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers, and our Non-Employee Directors are required to accumulate, and then retain while they remain employed by the Company or on the Board of Directors, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Executive Chairman	Five times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (1) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (2) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (3) stock option equivalents based on the value of “in-the-money” vested and unexercised stock options.

Executive Compensation Clawback Policy

The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the “Clawback Policy”). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of certain short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee

Report on Executive Compensation(1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Fiscal 2018 Annual Report on Form 10-K and in this Proxy Statement for the 2018 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,

Alex Yemenidjian, Chairperson

Anthony Chidoni

Joseph Gromek

Kay Isaacson-Leibowitz

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee

Interlocks and Insider Participation

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2018. No director who served on the Compensation Committee during fiscal 2018 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during fiscal 2018.

Summary Compensation Table—Fiscal 2016-2018

The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years.

As required by SEC rules, stock awards (including restricted stock units) and option awards are shown as compensation in the Summary Compensation Table for the year in which they were granted (even if they have multi-year vesting schedules and/or performance-based vesting requirements), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options). Additional information regarding the compensation realizable by Mr. Paul Marciano and Mr. Herrero in fiscal 2018 can be found in the “Compensation Discussion and Analysis” section above, including in the “Realizable Compensation for CEO and Executive Chairman” discussion and table on page 32.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2018	950,000	—	3,470,023	—	3,747,750	—	252,322	8,420,095
Executive Chairman and	2017	570,000	—	3,469,995	—	—	—	247,445	4,287,440
Chief Creative Officer	2016	1,500,000	—	6,500,000	—	3,000,000	—	240,670	11,240,670

Victor Herrero (5)	2018	1,200,000	—	3,800,018	—	3,600,000	—	43,547	8,643,565
Chief Executive Officer	2017	1,200,000	—	2,799,996	—	—	—	84,656	4,084,652
	2016	687,692	2,000,000	8,012,000	2,278,440	1,000,000	—	111,953	14,090,085

Sandeep Reddy	2018	525,000	—	735,277	51,528	787,500	—	30,347	2,129,652
Chief Financial Officer	2017	525,000	—	736,003	105,035	—	—	40,852	1,406,890
	2016	506,538	—	158,253	62,707	242,500	—	31,355	1,001,353

(1)	In accordance with the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2018 contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2018 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraphs of this note (1), the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved.

The fiscal 2018 amount in Column (e) above for Mr. Paul Marciano and Mr. Herrero represents the fair value of three performance-based awards of restricted stock units granted to each executive during fiscal 2018 ($1,235,010 for the 2018 Licensing Award, $1,235,010 for the 2018 Relative TSR Award and $1,000,003 for the 2018 LTIP Award as to the fiscal 2018 awards for Mr. Paul Marciano, and $1,400,011 for the 2018 Revenue Award, $1,400,004 for the 2018 Relative TSR Award and $1,000,003 for the 2018 LTIP Award as to the fiscal 2018 awards for Mr. Herrero), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2018 Licensing Award and the 2018 Revenue Award assuming the maximum level of performance applicable to the awards would be achieved was the same as the grant date fair value of those awards based on the probable outcome of the performance condition applicable to those awards. The grant date fair value of the 2018 Relative TSR Awards assuming the maximum level of performance applicable to the awards would be achieved was $1,852,515 for Mr. Paul Marciano’s award and $2,100,006 for Mr. Herrero’s award. The grant date fair value of each 2018 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $2,000,006. Of the fiscal 2018 amount in Column (e) above for Mr. Reddy, $577,497 represents the fair value of the 2018 LTIP Award granted to Mr. Reddy, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the award. The grant date fair value of Mr. Reddy’s 2018 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $1,154,993. The remaining portion of the fiscal 2018 amount in Column (e) above for Mr. Reddy and the fiscal 2018 amount in Column (f) for Mr. Reddy represents the annual equity awards granted to Mr. Reddy in fiscal 2018 based on performance in fiscal 2017. For more information, see footnote (4) to “Grants of Plan-Based Awards in Fiscal 2018” below.

The fiscal 2017 amount in Column (e) above for Mr. Paul Marciano and Mr. Herrero represents the fair value of three performance-based awards of restricted stock units granted to each executive during fiscal 2017 ($1,235,010 for the 2017 Licensing Award, $1,235,002 for the 2017 Relative TSR Award and $999,983 for the 2017 LTIP Award as to the fiscal 2017 awards for Mr. Paul Marciano, and $900,012 for the 2017 Revenue Award, $900,000 for the 2017 Relative TSR Award and $999,983 for the 2017 LTIP Award as to the fiscal 2017 awards for Mr. Herrero), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2017 Licensing Award and the 2017 Revenue Award assuming the maximum level of performance applicable to the awards would be achieved was the same as the grant date fair value of those awards based on the probable outcome of the performance condition applicable to those awards. The grant date fair value of the 2017 Relative TSR Awards assuming the maximum level of performance applicable to the awards would be achieved was $1,852,503 for Mr. Paul Marciano’s award and $1,350,000 for Mr. Herrero’s award. The grant date fair value of each 2017 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $1,999,966. Of the fiscal 2017 amount in Column (e) above for Mr. Reddy, $419,995 represents the fair value of the 2017 LTIP Award granted to Mr. Reddy, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the award. The grant date fair value of Mr. Reddy’s 2017 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $839,990.

The fiscal 2016 amount in Column (e) above for Mr. Paul Marciano represents the fair value of two performance-based awards of restricted stock units granted to him during fiscal 2016 ($3,249,996 for the 2016 TSR Award and $3,250,004 for the 2016 Licensing Award), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2016 TSR Award assuming the maximum level of performance applicable to the award would be achieved was $4,873,921. The grant date fair value of the 2016 Licensing Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award. In addition, the fiscal 2016 amount in Column (e) above for Mr. Herrero includes $5,007,500, which represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2016, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the award. The grant date fair value of this award assuming the maximum levels of performance applicable to these awards would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award.

(2)	The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company’s Bonus Plan. The annual cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year.

(3)	Amounts reported in Column (h) represent the annual changes in the actuarial present value of Mr. Paul Marciano’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. None of the other Named Executive Officers participate in the SERP. See “Pension Benefits Table—Fiscal 2018” below for a discussion of the change in the actuarial present value of Mr. Paul Marciano’s benefit for fiscal 2018. While the actuarial present value of Mr. Paul Marciano’s benefit increased in fiscal 2018, fiscal 2017 and fiscal 2016 as compared to the immediately preceding fiscal years, the reported amounts for fiscal 2018, fiscal 2017 and fiscal 2016 for Mr. Paul Marciano are $0 because he has overall experienced a net loss in the actuarial present value of his accrued pension benefit since fiscal 2012 (as described in more detail under the “Pension Benefits Table—Fiscal 2018” below). The actuarial present value of accrued benefits is based on the RP 2014 Mortality Table with MP 2015 Mortality Projections for fiscal 2016, on the RP 2014 Mortality Table with MP 2016 Mortality Projections for fiscal 2017, and on the RP 2014 Mortality Table with MP 2017 Mortality Projections for fiscal 2018; a discount rate of 3.5%; and an assumed retirement age of 67. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2018 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2018” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company’s Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings that the Named Executive Officers received during fiscal 2018 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2018” below.

(4)

Amounts shown in Column (i) for fiscal 2018 consist of, for (i) Mr. Paul Marciano, home security ($148,556), automobile expenses, including fuel, maintenance and insurance ($50,180), health insurance related expenses ($31,444), life insurance ($10,580), incremental cost for personal use of Company leased or chartered aircraft ($6,813) and matching contributions to the Company’s 401(k) Plan ($4,750), (ii) Victor Herrero, automobile expenses, including fuel, maintenance and insurance ($20,291), health insurance related expenses ($10,088), life insurance ($9,855) and matching contributions to the Company’s 401(k) Plan (or to Mr. Herrero’s DCP to “make up” for 401(k) match amounts that could not be made to the Company’s 401(k) Plan) ($3,313), and (iii) Sandeep Reddy, health insurance related expenses ($20,158), matching contributions to the Company’s 401(k) Plan ($7,889) and tax equalization amounts related to his prior assignment in Switzerland ($2,300). Mr. Paul Marciano’s incremental cost for personal use of Company leased or chartered aircraft referenced above was incurred as a result of a short personal leg on an extended trip that was otherwise for Company business. The incremental cost of the personal leg of the trip was calculated by allocating the variable costs of the trip based on flight hours, and excluding the fixed costs of the use of the aircraft as the aircraft was otherwise being used on the trip for Company business. In addition, when our Named Executive Officers travel on an aircraft leased or chartered by the Company for business purposes, on occasion a personal guest of the executive may accompany the executive by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, any incremental cost to the Company for the personal air travel is paid for or reimbursed by the executive. Pursuant to the terms of their employment agreements, Mr. Paul Marciano and Mr. Victor Herrero are each entitled to the use of a Company-provided automobile. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (i) was calculated using the actual cost to the Company.

(5)	The amount reported in Column (d) above for fiscal 2016 for Mr. Herrero represents a sign-on cash award paid in connection with his commencing employment with the Company. The grant date fair value of stock and option awards reported in Columns (e) and (f) above for fiscal 2016 for Mr. Herrero include special one-time awards granted to Mr. Herrero in connection with him joining the Company to help compensate him for incentives with his former employer that he forfeited on joining the Company and as an additional incentive to accept his offer of employment.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2018, fiscal 2017, and fiscal 2016. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and/or restricted stock units and cash incentive compensation. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2018” table, and the description of the material terms of the stock options, restricted stock and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2018. The “Outstanding Equity Awards at Fiscal 2018 Year-End” and “Option Exercises and Stock Vested in Fiscal 2018” tables provide further information on the Named Executive Officers’ potential realizable value and actual realized value with respect to their equity awards. The “Pension Benefits Table—Fiscal 2018” and related description of the material terms of our SERP describe each Named Executive Officer’s retirement benefits under our SERP. The discussion under “—Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The following is a description of the material terms of the employment agreements and employment offer letters with our Named Executive Officers. Each of these agreements also provides for severance payments and benefits upon certain terminations of the Named Executive Officer’s employment. See “—Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Paul Marciano

On January 26, 2016, the Company and Mr. Paul Marciano entered into a new employment agreement in connection with his transition to the roles of Executive Chairman and Chief Creative Officer, which was amended on April 28, 2017 to reflect the adjustments to Mr. Paul Marciano’s base salary and annual incentive opportunities as discussed in the “Compensation Discussion and Analysis” section above (the “Paul Marciano Employment Agreement”). The terms of the Paul Marciano Employment Agreement were effective as of January 31, 2016 and superseded prior employment agreements between the Company and Mr. Paul Marciano. Subject to certain termination provisions, the Paul Marciano Employment Agreement provides for Mr. Paul Marciano’s continued employment by the Company as its Executive Chairman and Chief Creative Officer through January 30, 2019.

The Paul Marciano Employment Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of $950,000 effective in fiscal 2018;

•	an annual cash incentive opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target annual cash incentive will equal at least 263% of Mr. Paul Marciano’s base salary effective for fiscal 2018, with the potential payments based on performance ranging from zero to 150% of the target amount effective for fiscal 2018;

•	continued participation in the Company’s long-term incentive plans in accordance with the Company’s compensation practices;

•	continued participation in the Company’s SERP (with the amount of “compensation,” as defined in the SERP, for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan to be capped at $6,250,000 and, if Mr. Paul Marciano retires or otherwise has a termination of employment for any reason other than a termination by the Company for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016 as though he had retired on that date), automobile use and home security benefits, in each case consistent with existing practices, and reimbursement for certain costs and expenses incurred by the executive to evaluate and negotiate the Paul Marciano Employment Agreement;

•	participation in the Company’s other benefit plans and policies on terms consistent with those generally applicable to the Company’s other senior executives (including, without limitation, vacation benefits and other perquisites); and

•	the Company will continue to purchase, and pay the premiums for, life insurance coverage for Mr. Paul Marciano, with Mr. Paul Marciano (or a trust established by him) as the owner of the policy and with the right to designate the beneficiary.

Victor Herrero

On July 7, 2015, the Company entered into an employment agreement with Mr. Herrero, which was amended on April 28, 2017 to reflect the adjustment to Mr. Herrero’s annual equity award grant level as discussed in the “Compensation Discussion and Analysis” section above (the “Herrero Employment Agreement”). The terms of the Herrero Employment Agreement were effective as of July 7, 2015. Subject to certain termination provisions, the Herrero Employment Agreement provides for Mr. Herrero’s employment by the Company as its Chief Executive Officer for a four-year term, with automatic one-year renewals thereafter unless either party provides notice that the term will not be extended.

The Herrero Employment Agreement provides for Mr. Herrero to receive the following compensation and benefits:

•	base salary at the annual rate of $1,200,000 (subject to annual review by the Compensation Committee), and with amounts in excess of $1,000,000 to be deferred pursuant to the Company’s DCP;

•	an annual cash incentive opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with his annual threshold, target and maximum cash incentive opportunities to be 100%, 200% and 300%, respectively, of his base salary for the corresponding year;

•	an additional equity award each year during the term of the agreement, commencing with fiscal 2017 and subject to Mr. Herrero’s continued employment, to be made when the Company sets performance goals for that year for purposes of the Company’s executive compensation programs generally, with the target grant date fair value of such award to be not less than 233% of Mr. Herrero’s base salary level in effect at the time of grant effective with fiscal 2018 (with the values based on the grant date fair value of the awards as determined by the Company for its financial reporting purposes); and

•	participation in the Company’s other benefit plans and policies on terms commensurate with his position (including, without limitation, vacation benefits, an automobile provided by the Company and other perquisites), and reimbursement of life insurance premiums up to $10,000 per year.

Sandeep Reddy

Sandeep Reddy and the Company executed an amended and restated employment offer letter dated April 28, 2017 (the “Reddy Letter”), which superseded his previous employment offer letter dated July 18, 2013. The Reddy Letter provided that Mr. Reddy’s base salary would remain at the then-existing level of $525,000 per year, and that Mr. Reddy would receive an annual cash incentive opportunity and an annual target equity award opportunity, each determined in accordance with the Company’s executive incentive program. Mr. Reddy’s then-existing target annual cash incentive opportunity of 75% of his base salary was retained. In March 2018, the Compensation Committee increased Mr. Reddy’s annual base salary for fiscal 2019 from $525,000 to $650,000 and his target annual cash incentive amount for fiscal 2019 from 75% to 90% of his base salary. His base salary and target annual cash incentive amount had previously remained at the same levels since fiscal 2016. Mr. Reddy is also eligible to participate in the Company’s 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company.

Grants of Plan-Based Awards in Fiscal 2018

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2018 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “—Description of Plan-Based Awards.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	4/28/2017	(2)	—	—	—	—	110,664	—	—	—	—	1,235,010
	4/28/2017	(2)	—	—	—	44,803	89,606	179,212	—	—	—	1,000,003
	4/28/2017	(2)	—	—	—	29,061	116,245	174,368	—	—	—	1,235,010
	4/28/2017	(3)	1,249,250	2,498,500	3,747,750	—	—	—	—	—	—	—

Victor Herrero	4/28/2017	(2)	—	—	—	—	125,449	—	—	—	—	1,400,011
	4/28/2017	(2)	—	—	—	44,803	89,606	179,212	—	—	—	1,000,003
	4/28/2017	(2)	—	—	—	32,944	131,775	197,663	—	—	—	1,400,004
	4/28/2017	(3)	1,200,000	2,400,000	3,600,000	—	—	—	—	—	—	—

Sandeep Reddy	3/29/2017	(4)	—	—	—	—	—	—	14,075	32,875	11.22	209,309
	4/28/2017	(5)	—	—	—	25,874	51,747	103,494	—	—	—	577,497
	4/28/2017	(3)	196,875	393,750	787,500	—	—	—	—	—	—	—

(1)	The grant date fair value for each equity award reported in Column (l) of the table above was determined in accordance with applicable accounting rules, with the grant date fair value of performance-based awards determined based on the probable outcome of the performance-based conditions applicable to the awards. See note (1) to the “Summary Compensation Table” above.

(2)	These entries reflect awards of restricted stock units granted to Mr. Paul Marciano and Mr. Herrero during fiscal 2018 that were subject to time- and performance-based vesting requirements. For a description of these awards, see “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2018” above and the narrative that follows this table.

(3)

Amounts reported in these rows reflect the threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2018. Under the 2018 annual cash incentive plan, the maximum payout available to each of these Named Executive Officer was determined based on a specific formula tied to the Company’s cash flow from operations for fiscal 2018 or, if less, a specified multiple of the Named Executive Officer’s annual base salary. The specified multiple of base salary is reported as the applicable maximum amount in the table above. The final annual cash incentive amount for each of these Named Executive Officers was determined (within the applicable maximum) based on the Company’s earnings from operations for fiscal 2018 and is reported in Column (g) of the “Summary Compensation Table.” For more details, see “—Executive Compensation Program Elements for Fiscal 2018—Annual Cash Incentive Awards” above.

(4)	The awards reported in these columns for Mr. Reddy were granted based on the Compensation Committee’s historical practice, which has been to grant annual equity awards based on performance for the preceding fiscal year. In the first quarter of fiscal 2018, the Compensation Committee reviewed the Company’s performance with respect to pre-established performance goals for fiscal 2017, certified the results and calculated the maximum eligible award levels for Mr. Reddy. The Compensation Committee then determined the actual award amounts based on a discretionary quantitative and qualitative assessment of individual and Company performance. The resulting awards, granted on March 29, 2017, are reported in Columns (i) and (j) above. Since each of these equity awards related to performance in fiscal 2017, the basis for these awards was included in the “Compensation Discussion and Analysis” section of our proxy statement filed with the SEC on May 26, 2017 with respect to our 2017 annual meeting of shareholders.

For fiscal 2018, the Compensation Committee established maximum individual equity award opportunities in the form of stock options and restricted stock for Mr. Reddy pursuant to a specific formula tied to the Company’s cash flow from operations for fiscal 2018. After the fiscal year was complete, the Compensation Committee determined the Company’s cash flow from operations for the fiscal year, which resulted in a maximum payout opportunity for Mr. Reddy as described in “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy for Fiscal 2018” above. The Compensation Committee then determined the actual equity award amounts at a level at or below the maximum potential equity awards based on a discretionary quantitative and qualitative assessment of individual and Company performance.

The total number of stock options and restricted shares, and corresponding value on the date of grant, approved by the Compensation Committee and granted on March 30, 2018 with respect to fiscal 2018 performance for Mr. Reddy was 20,628 restricted shares and options to purchase 26,671 shares, with an aggregate grant-date value of $584,941. See also, “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy for Fiscal 2018” above.

(5)	This entry reflects an award of restricted stock units granted to Mr. Reddy during fiscal 2018 that was subject to time- and performance-based vesting requirements. For a description of this award, see “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Reddy for Fiscal 2018” above and the narrative that follows this table.

Description of Plan-Based Awards

The Grants of Plan-Based Awards Table above reflects a cash incentive award opportunity (under a performance-based program based on fiscal 2018 results) for each of the Named Executive Officers, as well as equity awards granted to Mr. Reddy during fiscal 2018 of time-based stock option and restricted stock awards (under a performance-based program based on fiscal 2017 results). The table also reflects three equity awards granted during fiscal 2018 to Mr. Paul Marciano and Mr. Herrero with performance-based vesting terms and one equity award granted during fiscal 2018 to Mr. Reddy with performance-based vesting terms, in each case as described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee. Vesting requirements for these awards discussed in this Proxy Statement generally assume no change in control of the Company occurs and that the executive would not be entitled to any accelerated vesting in connection with a termination of employment. Change in control and accelerated vesting provisions applicable to these awards are discussed below and in the “—Potential Payments upon Termination or Change in Control” section below.

Stock Options

The stock option reported in Column (j) of the table above was granted with a per-share exercise price equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date and is scheduled to vest in four annual installments. The stock option award listed in the table above has a term of ten years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have 60 days to exercise the vested portion of the stock option following a termination of employment. This period is extended to 12 months if the termination is on account of the Named Executive Officer’s death, permanent disability or retirement. The stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Restricted Stock

The restricted stock award reported in Column (i) of the table above is scheduled to vest in four annual installments. Generally, Named Executive Officers are entitled to voting and dividend rights with respect to restricted stock awards. Any stock dividends issued with respect to restricted shares are generally subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of any restricted stock award will generally be forfeited upon a termination of the Named Executive Officer’s employment. Each restricted stock award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Performance-Based Restricted Stock Units

Mr. Paul Marciano 2018 Licensing Award and Mr. Herrero 2018 Revenue Award. Column (g) of the table above includes the award of 110,664 restricted stock units subject to the 2018 Licensing Award granted to Mr. Paul Marciano in April 2017 and 125,449 restricted stock units subject to the 2018 Revenue Award granted to Mr. Herrero in April 2017. Each restricted stock unit subject to the 2018 Licensing Award and the 2018 Revenue Award represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. For Mr. Paul Marciano, the restricted stock units were eligible to vest based on the Company’s licensing earnings for fiscal 2018. For Mr. Herrero, the restricted stock units were eligible to vest based on the Company’s total revenue (excluding net royalties) for fiscal 2018. If the applicable performance goal established by the Compensation Committee for the performance period was met, all of the restricted stock units subject to the award would be eligible to vest. If the applicable performance goal established by the Compensation Committee for the performance period had not been met, all of the restricted stock units subject to the award would have been cancelled and terminated as of the last day of the performance period. In each case, however, if either a change in control (as defined in the executive’s employment agreement) or the executive’s death or disability (as defined in the executive’s employment agreement) occurred before the last day of the performance period, the applicable performance requirement would have been deemed to have been satisfied as of the date of such event. If a change in control occurred and the awards were terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), the restricted stock units subject to the award would have become fully vested as of the date of the change in control. As described in, “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2018” above, the Compensation Committee determined that the performance goals were met for both the 2018 Licensing Award and the 2018 Revenue Award for the performance period.

The restricted stock units subject to each of the 2018 Licensing Award and the 2018 Revenue Award that became eligible to vest based on performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2018, 2019 and 2020. In general and except as noted below, if the executive’s service to the Company terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If the executive’s employment terminates due to a termination by the Company without cause (as defined in the Paul Marciano Employment Agreement or the Herrero Employment Agreement, as applicable), by the executive for good reason (as defined in the Paul Marciano Employment Agreement or the Herrero Employment Agreement, as applicable), or due to the executive’s death or disability, any restricted stock units subject to the award that became eligible to vest based on performance will become fully vested as of the termination date. If there is a change in control of the Company after the performance period and the then-outstanding and unvested portion of the awards are terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), such portion of the restricted stock units subject to the awards will become fully vested as of the date of the change in control.

Mr. Paul Marciano and Mr. Herrero 2018 Relative TSR Awards. Columns (f) through (h) of the table above include the awards of restricted stock units subject to the 2018 Relative TSR Award granted to Mr. Paul Marciano and Mr. Herrero in April 2017. Each restricted stock unit subject to the 2018 Relative TSR Awards represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the awards cover a target number of shares of the Company’s Common Stock equal to 116,245 shares (in the case of the award granted to Mr. Paul Marciano) and 131,775 shares (in the case of the award granted to Mr. Herrero), with the number of units subject to the awards that are ultimately eligible to vest being equal to zero to 150% of the target number based upon the Company’s TSR for a three-year performance period consisting of fiscal 2018 through fiscal 2020 relative to the TSRs during that performance period of a peer group of companies selected by the Compensation Committee. If the Company’s TSR ranks at the 50th percentile relative to the peer group for the performance period, the target number of the restricted stock units subject to the awards will be eligible to vest. If the Company’s TSR ranks at the 25th percentile relative to the peer group for the performance period, 25% of the target number of the restricted stock units subject to the awards will be eligible to vest. If the Company’s TSR ranks at the 75th percentile or above relative to the peer group for the performance period, 150% of the target number of the restricted stock units subject to the awards will be eligible to vest. However, in no event will the awards vest as to shares of the Company’s Common Stock with a value greater than $3,705,000 (in the case of Mr. Paul Marciano) and $4,200,000 (in the case of Mr. Herrero) determined as of the vesting date. If the Company’s TSR is between these threshold, target and maximum performance levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels. No portion of the awards will vest if the Company’s relative TSR for the performance period is below the 25th percentile. Any restricted stock units subject to the awards that are not deemed eligible to vest based on the Company’s relative TSR will be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and prior to a change in control, Mr. Paul Marciano or Mr. Herrero’s employment terminates due to a termination by the Company without cause (including a non-renewal of the employment agreement in the case of Mr. Herrero, as defined in the executive’s employment agreement) or by the executive for good reason (as defined in the executive’s employment agreement), the target number of units will be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s relative TSR for the entire three-year performance period. If the executive’s death or disability (as defined in the executive’s employment agreement) occurs during the performance period, performance will be deemed satisfied at the target level. If a change in control (as defined in the executive’s employment agreement) occurs during the performance period, the awards will be eligible to vest as to either the target number of units (if the change in control occurs during the first year of the performance period) or based on the Company’s relative TSR for the performance period through the change in control (if the change in control occurs during the second or third year of the performance period). If the award continues following such event or is assumed or converted by the successor entity, the number of units that are eligible to vest will vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates due to a termination by the Company without cause, by the executive for good reason, or as a result of his death or disability. Such units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

2018 LTIP Awards. Columns (f) through (h) of the table above include the awards of restricted stock units subject to the 2018 LTIP Award granted to Mr. Paul Marciano, Mr. Herrero and Mr. Reddy in April 2017. Each

restricted stock unit subject to the 2018 LTIP Awards represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the awards cover a target number of shares of the Company’s Common Stock equal to 89,606 shares (in the case of the awards granted to Mr. Paul Marciano and Mr. Herrero) and 51,747 shares (in the case of the award granted to Mr. Reddy), with the number of units subject to the awards that are ultimately eligible to vest being equal to zero to 200% of the target number based 25% upon the Company’s revenue (excluding the Americas Retail segment) and 75% upon the Company’s earnings from operations for fiscal 2020 as determined in accordance with GAAP and as reflected in the Company’s financial reports. See “—Executive Compensation Program Elements for Fiscal 2018—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano and Mr. Herrero for Fiscal 2018—LTIP Awards” for a description of the number of shares that vest based on the Company’s revenue and earnings from operations for fiscal 2020. No portion of the awards will vest if the Company’s revenue and earnings from operations is below the threshold level. Any restricted stock units subject to the awards that are not deemed eligible to vest based on the Company’s revenue and earnings from operations will be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and prior to a change in control, Mr. Paul Marciano or Mr. Herrero’s employment terminates due to a termination by the Company without cause (as defined in the executive’s employment agreement and including a non-renewal of the employment agreement in the case of Mr. Herrero) or by such executive for good reason (as defined in the executive’s employment agreement), the target number of units will be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s revenue and earnings from operations for fiscal 2020. If Mr. Paul Marciano, Mr. Herrero or Mr. Reddy’s death or disability (as defined in the executive’s employment agreement or the award agreement) occurs during the performance period, performance will be deemed satisfied at the target level. If a change in control (as defined in the executive’s employment agreement or the award agreement) occurs during the performance period, the awards will be eligible to vest as to the target number of units. If the award continues following such event or is assumed or converted by the successor entity, the target number of units will remain eligible to vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates due to a termination by the Company without cause (except in the case of Mr. Reddy), by the executive for good reason (except in the case of Mr. Reddy), or as a result of his death or disability. The target number of units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

The restricted stock units awarded to Mr. Paul Marciano and Mr. Herrero include dividend equivalent rights. If a cash dividend is paid with respect to the Company’s Common Stock while any restricted stock units subject to the award are outstanding, the award will be credited with an amount in cash equal to the dividends the award holder would have received if he had been the owner of the shares of Company Common Stock subject to the outstanding restricted stock units. Any dividend equivalents credited with respect to an award are subject to the same vesting requirements as the restricted stock units to which they relate.

Non-Equity Incentive Plan Awards

With respect to fiscal 2018 performance, the Company granted non-equity incentive plan award opportunities to its eligible Named Executive Officers as described in note (3) to the table above. In the first quarter of fiscal 2019, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance and the resulting awards to the Named Executive Officers for fiscal 2018 as described above under “—Executive Compensation Program Elements for Fiscal 2018—Annual Cash Incentive Awards” and as set forth in Column (g) of the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of February 3, 2018, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	4/3/2008		34,300	—	41.71	4/3/2018	—	—	—	—
	4/14/2009		160,000	—	22.03	4/14/2019	—	—	—	—
	4/29/2010		33,900	—	47.94	4/29/2020	—	—	—	—
	4/15/2011		44,300	—	38.90	4/15/2021	—	—	—	—
	3/28/2012		56,000	—	31.36	3/28/2022	—	—	—	—
	4/3/2013		73,400	—	25.17	4/3/2023	—	—	—	—
	4/29/2016	(4)	—	—	—	—	22,434	327,761	—	—
	4/29/2016	(5)	—	—	—	—	—	—	54,495	796,172
	4/29/2016	(6)	—	—	—	—	—	—	81,248	1,187,033
	4/28/2017	(7)	—	—	—	—	110,664	1,616,801	—	—
	4/28/2017	(8)	—	—	—	—	—	—	89,606	1,309,144
	4/28/2017	(9)	—	—	—	—	—	—	174,368	2,547,516

Victor Herrero	7/7/2015	(10)	300,000	300,000	20.03	7/7/2025	—	—	—	—
	7/7/2015	(11)	—	—	—	—	125,000	1,826,250	—	—
	4/29/2016	(12)	—	—	—	—	16,349	238,859	—	—
	4/29/2016	(5)	—	—	—	—	—	—	54,495	796,172
	4/29/2016	(6)	—	—	—	—	—	—	59,209	865,043
	4/28/2017	(13)	—	—	—	—	125,449	1,832,810	—	—
	4/28/2017	(8)	—	—	—	—	—	—	89,606	1,309,144
	4/28/2017	(9)	—	—	—	—	—	—	197,663	2,887,856

Sandeep Reddy	9/13/2010		6,000	—	37.33	9/13/2020	—	—	—	—
	8/5/2013		18,000	—	34.11	8/5/2023	—	—	—	—
	4/2/2014		10,100	—	28.98	4/2/2024	—	—	—	—
	4/2/2015	(14)	12,975	4,325	18.20	4/2/2025	2,175	31,777	—	—
	3/30/2016	(15)	14,750	14,750	18.82	3/30/2026	8,400	122,724	—	—
	4/29/2016	(5)	—	—	—	—	—	—	22,888	334,394
	3/29/2017	(16)	8,219	24,656	11.22	3/29/2027	10,556	154,223	—	—
	4/28/2017	(8)	—	—	—	—	—	—	51,747	756,024

(1)	All options reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of February 3, 2018 and will generally terminate if the Named Executive Officer’s employment terminates prior to scheduled vesting.
(2)	All stock awards reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan.
(3)	The market value of stock awards reported in Columns (h) and (j) is computed by multiplying the applicable number of shares of stock reported in Columns (g) and (i), respectively, by $14.61, the closing market price of the Company’s Common Stock on February 2, 2018, the last trading day of fiscal 2018.
(4)	Under the terms of the 2017 Licensing Award, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2017 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2017 and January 30, 2018, and the remaining installment will vest on January 30, 2019.

(5)	Under the terms of the 2017 LTIP Award, this award vests based on the Company’s revenue and operating income levels for the Company’s 2019 fiscal year. Between zero and 200% of the target number of restricted stock units subject to the award will vest based 50% on the Company’s revenue and 50% on the Company’s operating income for the Company’s 2019 fiscal year. The number reported above reflects the target number of units subject to the award.
(6)	Under the terms of the 2017 Relative TSR Award, this award is subject to a relative TSR vesting requirement over a three year performance period. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three year performance period consisting of the Company’s 2017, 2018 and 2019 fiscal years. The number reported above reflects the target number of units subject to the award because, had the applicable performance period ended at the end of fiscal 2018, the number of restricted stock units subject to the award that would have vested would have exceeded the threshold level but been at or less than the target level.
(7)	Under the terms of the 2018 Licensing Award, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2018 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested as of January 30, 2018, and the remaining installments will vest on each January 30 of 2019 and 2020. The entire number of restricted stock units originally subject to the award (including the portion that vested as of January 30, 2018) is included above as the entire award remained outstanding at the end of fiscal 2018 pending the Compensation Committee’s certification that the applicable fiscal 2018 performance goal had been attained.
(8)	Under the terms of the 2018 LTIP Award, this award vests based on the Company’s revenue (excluding the Americas Retail segment) and earnings from operations for the Company’s 2020 fiscal year. Between zero and 200% of the target number of restricted stock units subject to the award will vest based 25% on the Company’s revenue (excluding the Americas Retail segment) and 75% on the Company’s earnings from operations for the Company’s 2020 fiscal year. The number reported above reflects the target number of units subject to the award.
(9)	Under the terms of the 2018 Relative TSR Award, this award is subject to a relative TSR vesting requirement over a three year performance period. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three year performance period consisting of the Company’s 2018, 2019 and 2020 fiscal years. The number reported above reflects the maximum number of units subject to the award (150% of the target number of units subject to the award) because, had the applicable performance period ended at the end of fiscal 2018, the number of restricted stock units subject to the award that would have vested would have exceeded the target level.
(10)	Represents an award of stock options in fiscal 2016 in connection with Mr. Herrero’s commencement of employment which vests in four each annual installments. One fourth of the award vested on each of July 7, 2016 and July 7, 2017, and the remaining installments will vest on each of July 7 of 2018 and 2019.
(11)	Represents an award of restricted stock units in fiscal 2016 in connection with Mr. Herrero’s commencement of employment (the “2016 New-Hire Performance Share Award”). Since the Company’s earnings from operations for the last two quarters of fiscal 2016 exceeded the pre-established performance goal for the award, the award vests in four equal installments. One fourth of the award vested on each of July 7, 2016 and July 7, 2017, and the remaining installments will vest on each of July 7 of 2018 and 2019.
(12)	Under the terms of the 2017 Revenue Award, since the Company’s total revenues (excluding net royalties) for fiscal 2017 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2017 and January 30, 2018, and the remaining installment will vest on January 30, 2019.
(13)	Under the terms of the 2018 Revenue Award, since the Company’s total revenues (excluding net royalties) for fiscal 2018 exceeded the pre-established performance goal, the award will vest in three equal annual installments. One third of the award vested as of January 30, 2018, and the remaining installments will vest on each January 30 of 2019 and 2020. The entire number of restricted stock units originally subject to the award (including the portion that vested as of January 30, 2018) is included above as the entire award remained outstanding at the end of fiscal 2018 pending the Compensation Committee’s certification that the applicable fiscal 2018 performance goal had been attained.
(14)	Awards vest in four equal installments on each January 5 of 2016, 2017, 2018 and 2020.
(15)	Awards vest in four equal installments on each January 5 of 2017, 2018, 2019 and 2020.
(16)	Awards vest in four equal installments on each January 5 of 2018, 2019, 2020 and 2021.

Option Exercises and Stock Vested in Fiscal 2018

The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2018 and (ii) the vesting during fiscal 2018 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	439,913	7,470,161
Victor Herrero	—	—	95,198	1,423,025
Sandeep Reddy	—	—	13,044	210,750

(1)	The dollar amounts shown in Column (e) above for stock awards are the sum of (1) the number of shares that vested multiplied by the per-share closing price of the Company’s Common Stock on the vesting date, plus (2) the aggregate cash value of any dividend equivalents received by the executive with respect to the applicable award.

Pension Benefits Table—Fiscal 2018

The following table presents information regarding the present value, computed as of February 3, 2018, of accumulated benefits that may become payable to the Named Executive Officers under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul Marciano	SERP	24	28,949,707	—

(1)	No other Named Executive Officers were eligible to participate in the SERP during the covered period.
(2)	The amount in this Column represents the actuarial present value, computed as of February 3, 2018, of the Named Executive Officer’s accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 3.5%, the RP 2014 Mortality Table (with MP 2017 Mortality Projections) and an assumed retirement age of 67 for Mr. Paul Marciano. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2018 Annual Report on Form 10-K. See footnote (3) to the “Summary Compensation Table” above for more information concerning the year-over-year changes to the actuarial present value of Mr. Paul Marciano’s accrued aggregate pension benefit with respect to the SERP.

The Company adopted the SERP in 2006 to provide certain selected executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only active participant in the SERP as of February 3, 2018 was Mr. Paul Marciano.

Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain annual cash incentives) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. Mr. Paul Marciano is fully vested in his SERP Benefits and has already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. As contemplated by the terms of the Paul Marciano Employment Agreement described above, the highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000, and if he retires or otherwise has a termination of employment for any reason other than for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination.

The present value of Mr. Paul Marciano’s accumulated benefit under the SERP at the end of fiscal 2012 was $37,059,275. Changes in actuarial factors have resulted in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP being less than that amount at the end of each fiscal year subsequent to fiscal 2012. In accordance with applicable SEC rules, in years in which the present value of the benefit decreased, the change in the present value of the benefit for that fiscal year was reported as $0 (and not the actual amount of the reduction) in the Summary Compensation Table. In fiscal 2018, the change in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP (calculated as described above) actually increased by $2,207,759 over the prior year due primarily to the updated mortality table and Mr. Marciano being one year closer to his assumed retirement age. However, this amount remains less than, and is entirely offset by, the reductions in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP between fiscal years 2013 and 2015.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2018

The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended February 3, 2018.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Paul Marciano	—	—	392,984	28,266	(3)	2,183,893
Victor Herrero	200,000	3,313	254,582	—		1,767,210
Sandeep Reddy	2,019	—	85,937	—		525,074

(1)	Reflects base salary and/or annual cash incentive amounts contributed to the DCP by the Named Executive Officers during fiscal 2018. Accordingly, these amounts are also included in Column (c) or (g), as applicable, of the “Summary Compensation Table” above.
(2)

There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2018. The amount in this column represents contributions made by the Company during fiscal 2018 under the terms of the DCP to “make up” for 401(k) match amounts that could not be made to such executive’s account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits. These amounts are also included in Column (i) of the “Summary Compensation Table” above.
(3)	Under the DCP, a participant may elect, at the time he or she elects to defer compensation under the plan, to have the benefits resulting from that deferral paid out on a specified date in the future. This amount reflects such a scheduled distribution. That is, this amount represents a distribution of benefits that the participant elected, at the time of his original deferral for a year prior to fiscal 2018, be paid out on a date that occurred during fiscal 2018.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.

Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, until benefits become payable, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2018.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Executive Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2018. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or vested and unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. As reflected in the tables below and as discussed below and in the “Description of Plan-Based Awards” section above, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in certain circumstances in connection with a termination of their employment and/or a change in control.

Paul Marciano

The Paul Marciano Employment Agreement provides that if Mr. Paul Marciano’s employment with the Company is terminated by the Company without cause (as defined in the Paul Marciano Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano will be entitled to receive, subject to Mr. Paul Marciano delivering a release of claims in favor of the Company, the following separation benefits: (i) a lump sum payment equal to three times the sum of his base salary and then target annual cash incentive; and (ii) a pro-rata portion of his annual cash incentive for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance as if his employment had continued through the end of the year. If Mr. Paul Marciano retires without good reason, or if his employment by the Company terminates at the end of the term of the Paul Marciano Employment Agreement, he will be entitled to receive a pro-rata portion of his annual cash incentive for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year. If Mr. Paul Marciano’s employment with the Company terminates on account of his death or disability (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano (or his estate) will be entitled to receive a pro-rata portion of his target annual cash incentive for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year).

Mr. Paul Marciano is not entitled to a change in control excise tax gross-up provision under the terms of the Paul Marciano Employment Agreement or any other agreement entered into with the Company. Should Mr. Paul Marciano’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Paul Marciano Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Paul Marciano will exceed the net after-tax benefit that he would receive if no such reduction was made.

Mr. Paul Marciano may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of these benefits. Mr. Paul Marciano also received equity awards in fiscal 2016 and fiscal 2017 that were similar in structure to the 2018 Licensing Award and included the same provisions respecting a termination of employment or change in control of the Company after the performance period as the 2018 Licensing Award described above. Mr. Paul Marciano was also granted a 2016 TSR Award and 2017 Relative TSR Award that was similar in structure to the 2018 Relative TSR Award and included the same provisions respecting a termination of employment or change in control of the Company after the performance period as the 2018 Relative TSR Award described above.

Victor Herrero

The Herrero Employment Agreement provides that if Mr. Herrero’s employment with the Company is terminated by the Company without cause (as defined in the Herrero Employment Agreement), upon expiration of the term of the agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have cause to deliver such non-renewal notice, or by Mr. Herrero for good reason (as defined in the Herrero Employment Agreement), Mr. Herrero will be entitled to receive, subject to his delivering a release of claims in favor of the Company, the following separation benefits: (1) payment of an aggregate amount equal to two times his base salary, with such amount generally payable in 24 substantially equal monthly installments following the termination of employment (or, in the event such termination of employment occurs within 12 months before, upon or within two years after a change in control (as defined in the agreement), lump sum payment of an aggregate amount equal to two times the sum of his base salary and target annual cash incentive); (2) a pro-rata portion of his annual cash incentive for the year in which the termination occurs (pro-rata based on the number of days of employment during the year and based on actual performance for the year had his employment continued through the year); (3) reimbursement of Mr. Herrero’s life insurance premiums of up to $10,000 per year for up to two years; and (4) payment or reimbursement of Mr. Herrero’s premiums to continue healthcare coverage under COBRA for up to 24 months.

Mr. Herrero may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of these benefits. In addition, to the extent the 2016 New-Hire Performance Share Award granted to Mr. Herrero in July 2015 is then outstanding and otherwise unvested, such award will become fully vested on the termination date. The 2016 New-Hire Performance Share Award will also fully vest if a change in control occurs and the awards are to be terminated in connection with the transaction (that is, the award is not continued following such event or assumed or converted by the successor entity). As to each other stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Herrero by the Company that is then outstanding and otherwise unvested (and unless otherwise provided in the applicable award agreement), (a) the equity award will vest as to a pro-rata portion of the number of shares subject to the award covered by the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the date of Mr. Herrero’s termination of employment (pro-rata based on the number of days of employment during the period beginning on the last time and service-based vesting date under the applicable award that occurred prior to the termination of employment and ending on the next time and service-based vesting date under the applicable award that was next scheduled to occur after the termination of employment), and (b) as to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for above will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award. If, however, such a termination of Mr. Herrero’s employment occurs within 12 months before, upon, or within two years after a change in control, as to each such stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Herrero by the Company that is then outstanding and otherwise unvested (and did not otherwise accelerate pursuant to the foregoing provisions), the time and service-based vesting condition applicable to the equity award will no longer apply in its entirety, and any performance-based condition and timing of payment of the award will be as provided in the applicable award agreement.

If Mr. Herrero’s employment terminates due to his death or disability (as defined in the Herrero Employment Agreement), he will be entitled to receive the following separation benefits: (1) payment of the pro-rata annual cash incentive described above for the year in which his employment terminates except that the pro-rata annual cash incentive will be based on the “target” level of performance for the year; and (2) pro-rata accelerated vesting of each of his then outstanding and unvested equity awards (including the 2016 New-Hire Performance Share Award) as described above.

Mr. Herrero is not entitled to a change in control excise tax gross-up provision under the terms of the Herrero Employment Agreement or any other agreement entered into with the Company. Should Mr. Herrero’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Herrero Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Herrero will exceed the net after-tax benefit that he would receive if no such reduction was made.

The following table sets forth the estimated amounts that each of Mr. Paul Marciano and Mr. Herrero would have become entitled to under the terms of their respective employment agreements and award agreements evidencing outstanding equity awards had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2018.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Medical and Insurance Benefit ($)		Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)		Total ($)
Paul Marciano	Death / Disability	—	3,747,750	—		5,797,086		9,544,836
	Retirement	—	3,747,750	—		—		3,747,750
	Term. Without Cause or Resign for Good Reason (No Change in Control)	10,345,500	3,747,750	—		1,944,562		16,037,812
	Change in Control	—	—	—		—	(4)	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	10,345,500	3,747,750	—		6,270,510		20,363,760

Victor Herrero	Death / Disability	—	3,600,000	—		6,359,623		9,959,623
	Retirement	—	3,600,000	—		—		3,600,000
	Term. Without Cause or Resign for Good Reason (No Change in Control)	2,400,000	3,600,000	43,847	(5)	3,897,919		9,941,766
	Change in Control	—	—	—		—	(4)	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	7,200,000	3,600,000	43,847	(5)	8,309,087		19,152,934

(1)	Represents an amount equal to equal to (i) for Mr. Paul Marciano, three times the sum of his base salary and target annual cash incentive and (ii) for Mr. Herrero, two times his base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” two times the sum of Mr. Herrero’s base salary and target annual cash incentive).
(2)	Represents the actual cash incentive award paid with respect to fiscal 2018 performance.
(3)	Represents the intrinsic value of the executive’s unvested stock options and unvested restricted stock and stock unit awards that would accelerate in the circumstances indicated. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $14.61 (the closing price of the Company’s Common Stock on the NYSE on February 2, 2018, the last trading day of fiscal 2018) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock and stock unit awards, this value is calculated by multiplying $14.61 (the closing price of the Company’s Common Stock on the NYSE on February 2, 2018, the last trading day of fiscal 2018) by the number of shares subject to the accelerated portion of the award. In the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control” assumes the “target” level of performance for the 2018 Relative TSR Awards and 2018 LTIP Awards. In the case of a “Term. Without Cause or Resign for Good Reason (No Change in Control),” includes no value as to the 2017 and 2018 Relative TSR Awards and 2017 and 2018 LTIP Awards because, in these circumstances, the target number of shares subject to the award would be pro-rated and would continue to be subject to the applicable performance-based vesting conditions.
(4)	None of the awards held by Mr. Paul Marciano or Mr. Herrero would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Paul Marciano’s and Mr. Herrero’s awards that would vest in connection with the termination of the awards would be $6,270,510 and $8,309,087, respectively. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.
(5)	Represents the value of life insurance premium payments and continuing medical coverage for two years following a termination without cause or resignation for good reason.

Sandeep Reddy

Pursuant to the terms of the Reddy Letter, if the Company terminated Mr. Reddy’s employment for reasons other than for cause (as defined in the Reddy Letter) (and other than due to his death or disability) or if Mr. Reddy resigns for good reason (as defined in the Reddy Letter), Mr. Reddy will be entitled to receive, subject to his delivering a release of claims in favor of the Company and compliance with a 24 month post-termination non-solicitation of employees and consultants restrictive covenant, continued payment of his base salary (as severance pay) for one year following the date his employment terminates (or, in the event such termination of employment occurs upon or within 18 months after a change in control (as defined in the Reddy Letter) of the Company, lump sum payment of an aggregate amount equal to one and one-half times the sum of his base salary and target annual cash incentive, payment of a pro-rated target annual cash incentive for the year of termination, and payment or reimbursement of his premiums to continue healthcare coverage under COBRA for up to 12 months).

The following table sets forth the estimated amounts that Mr. Reddy would have become entitled to under the terms of his employment offer letter and the other plans in which he participated had his employment with the Company terminated in the circumstances described below and/or a change in control of the Company occurred on the last business day of fiscal 2018.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Medical and Insurance Benefit ($)		Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)	Total ($)
Sandeep Reddy	Death / Disability	—	787,500	—		474,942	1,262,442
	Term. Without Cause or Resign for Good Reason	525,000	—	—		—	525,000
	Change in Control	—	—	—		820,133	820,133
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	1,378,125	787,500	50,124	(4)	820,133	3,035,882

(1)	Represents an amount equal to equal to one times Mr. Reddy’s base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” one and one half times the sum of Mr. Reddy’s base salary and target annual cash incentive).
(2)	Represents the actual cash incentive award paid with respect to fiscal 2018 performance.
(3)	The equity awards granted to Mr. Reddy (other than the 2018 LTIP Award) generally would, to the extent outstanding and otherwise unvested, accelerate upon a change in control of the Company. This amount represents the intrinsic value of the executive’s unvested stock options and unvested restricted stock and stock unit awards that would accelerate in those circumstances. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $14.61 (the closing price of the Company’s Common Stock on the NYSE on February 2, 2018, the last trading day of fiscal 2018) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock and stock unit awards, this value is calculated by multiplying $14.61 (the closing price of the Company’s Common Stock on the NYSE on February 2, 2018, the last trading day of fiscal 2018) by the number of shares subject to the accelerated portion of the award. As to the 2017 LTIP Award and 2018 LTIP Award, this presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), the 2017 LTIP Award and 2018 LTIP Award would accelerate and fully vest as to the target number of units. In such circumstances, the value of all of Mr. Reddy’s awards that would vest in connection with the termination of the awards would be $1,910,551.
(4)	Represents the value of continuing medical coverage for one year following a termination without cause or resignation for good reason upon or 18 months following a change in control.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our principal executive officer, Mr. Herrero, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal 2018 was

$8,643,565, and the median of the total fiscal 2018 compensation of all of our employees (excluding our CEO) was $11,388. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal 2018 to the median of the total fiscal 2018 compensation of all of our employees (excluding our CEO) to be 759 to 1.

To identify the median employee, we used the following methodology:

•	We selected January 22, 2018 (approximately two weeks prior to our fiscal year end) as the date we would use to determine the employee population to be used in determining the median employee. We determined that, as of that date, we (including our subsidiaries) employed 14,328 employees, including full-time, part-time, seasonal and temporary employees. Of the 14,328 employees, 8,412 were employed outside of the United States.

•	As permitted by the SEC rules, from that group of employees we excluded all employees who were employed in the following countries (a total of 694 employees): Australia (238 employees), Brazil (103 employees), Russia (329 employees) and Singapore (24 employees). The total number of excluded employees equaled approximately 4.8% of the total employee population as of January 22, 2018, resulting in a total employee population of 13,634 that was used in determining the median employee.

•	We used total cash compensation paid in calendar 2017 to determine the median employee. We believe total cash compensation for all employees is an appropriate measure because we do not distribute equity awards to all employees. We did not make any cost-of-living adjustments in identifying the median employee.

•	Compensation values for our non-U.S. employees were converted to U.S. dollars by using the same foreign currency exchange rates that we use for financial reporting purposes.

•	As permitted by the SEC rules, we annualized the compensation of employees (other than seasonal and temporary employees) located in the U.S., Canada and Europe (locations where data concerning seasonal and temporary status was readily available) who were employed with us on January 22, 2018 but were not employed for all of 2017. We did not annualize the compensation of seasonal or temporary employees and we did not convert the compensation of part-time employees to a full-time equivalency.

Applying this methodology, we determined that our median employee was a part-time, hourly retail store associate in one of our U.S. store locations. Once the median employee was identified as described above, that employee’s total annual compensation for fiscal 2018 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options and restricted stock unit awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of February 3, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	5,865,910	(1)	20.3306	(2)	18,786,400	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	5,865,910		20.3306		18,786,400

(1)	Of these shares, 3,912,412 shares were subject to outstanding stock options and 1,953,498 shares were subject to outstanding restricted stock units. This number does not include 511,068 shares that were subject to then-outstanding, but unvested, restricted stock awards. The 1,953,498 shares subject to outstanding restricted stock unit awards includes outstanding restricted stock unit awards subject to performance-based vesting conditions assuming that the “target” level of performance was attained.
(2)	This weighted-average exercise price does not reflect the 1,953,498 shares that will be issued upon the vesting of outstanding restricted stock units.
(3)	Of these shares, (i) 15,350,428 shares were available at February 3, 2018 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan (the terms of which provide that shares issued in respect of any “full-value award” (which includes awards other than options and stock appreciation rights) will be counted as 3.54 shares for every 1 share actually issued in connection with the award), (ii) 2,940,483 shares were available at February 3, 2018 for future issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan and (iii) 495,489 shares were available at February 3, 2018 for future issuance under restricted stock and restricted stock unit awards under the Director Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company as of the Record Date, May 4, 2018, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under “Executive and Director Compensation—Compensation Discussion and Analysis” above), (iii) all of our directors, including our nominees for election at the Annual Meeting, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,693,275	14.4%
Paul Marciano(4)	12,695,470	15.6%
Victor Herrero(5)	565,718	*
Gianluca Bolla(5)	66,768	*
Anthony Chidoni(5)	184,290	*
Joseph Gromek(5)	61,391	*
Kay Isaacson-Leibowitz(5)	50,369	*
Alex Yemenidjian(5)	107,882	*
Sandeep Reddy(5)	154,133	*
All directors and executive officers as a group (9 persons)(6)	25,579,296	31.3%
BlackRock, Inc.(7) 55 East 52nd Street, New York, New York, 10055	7,609,354	9.4%
Dimensional Fund Advisors LP(8) Building One, 6300 Bee Cave Road, Austin, Texas, 78746	7,051,944	8.7%
FMR LLC(9) 245 Summer Street, Boston, Massachusetts, 02210	12,341,055	15.2%
State Street Corporation(10) State Street Financial Center, One Lincoln Street, Boston, Massachusetts, 02111	4,191,805	5.2%
The Vanguard Group(11) 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355	5,746,155	7.1%

*	Less than 1.0%
(1)	Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.
(2)	The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 4, 2018 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 80,954,804 shares of Common Stock outstanding on May 4, 2018.
(3)

Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 11,936 shares held directly; 4,576,977 shares held indirectly as sole trustee of the Maurice Marciano Trust; 103,801 shares held indirectly as a member of Next Step Capital LLC (with respect to which he has sole voting power over 11,400 shares and no voting power over the remainder); 554,940 shares held indirectly as a member of Next Step Capital II, LLC (with respect to which he has sole voting power over 277,470 shares and no voting power over the remainder); 70 shares held indirectly as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 2,000,000 shares held indirectly as a member of the MM CRUT, LLC; 1,500,000 shares held indirectly as a member of Carolem Capital, LLC (with respect to which he has sole voting power over 375,000 shares and no voting power over the remainder); 2,000,000 shares held indirectly as a member of Maurice Marciano Charitable Remainder Unitrust II; 264,384 shares held indirectly as trustee of G2 Trust; 136,201 shares held indirectly as trustee of the Exempt G2 Trust; 349,491 shares held indirectly as a member of Maurice Marciano Special Exempt Trust (with respect to which he has no voting power); 50,000 shares held indirectly as President of the Maurice Marciano Family Foundation; and 145,475 shares that may be acquired upon the exercise of options exercisable within 60 days of May 4, 2018. Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of May 4, 2018. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has sole voting power and no investment power); and 339,005 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has sole voting power and no investment power).
(4)	Includes shares of Common Stock beneficially owned by Paul Marciano as follows: no shares held directly (excluding 96,210 restricted stock units subject to time-based vesting and 341,594 restricted stock units and performance share awards subject to performance and time-based vesting restrictions); 9,276,222 shares held indirectly as sole trustee of the Paul Marciano Trust; 234,500 shares held indirectly as president of the Paul Marciano Foundation; 1,481,700 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power over 370,425 shares and no voting power over the remainder); 170,666 shares held indirectly as member of G Financial Holdings, LLC (with respect to which he has no voting power); 339,005 shares held indirectly as a member of G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly as trustee of Exempt Gift Trust under the Next Step Trust; 370,309 shares held indirectly as trustee of the Nonexempt Gift Trust under the Next Step Trust; 349,491 shares held indirectly as trustee of Paul Marciano Special Exempt Trust (with respect to which he has no voting power); and 367,600 shares that may be acquired upon the exercise of options exercisable within 60 days of May 4, 2018. Amounts include 3,500,000 shares pledged as security under revolving lines of credit as of May 4, 2018. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: 92,401 shares held by Next Step Capital LLC (with respect to which he has sole voting power and no investment power); 277,470 shares held by Next Step Capital II LLC (with respect to which he has sole voting power and no investment power); 349,491 shares held by Maurice Marciano Special Exempt Trust (with respect to which he has sole voting power and no investment power); and 1,125,000 shares held by Carolem Capital, LLC (with respect to which he has sole voting power and no investment power).
(5)	Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 4, 2018, as follows: Victor Herrero, 300,000 shares (Mr. Herrero’s amounts do not include an additional 224,981 restricted stock units subject to time-based vesting and 335,085 restricted stock units and performance share awards subject to performance and time-based vesting restrictions); Gianluca Bolla, no shares (Mr. Bolla holds 11,936 restricted stock units subject to time-based vesting); Anthony Chidoni, no shares; Joseph Gromek, no shares; Kay Isaacson-Leibowitz, no shares; Alex Yemenidjian, no shares; and Sandeep Reddy, 70,044 shares (Mr. Reddy’s amounts do not include 74,635 performance share awards subject to performance and time-based vesting restrictions).
(6)	Includes: 883,119 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 4, 2018.
(7)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on January 25, 2018. BlackRock, Inc. and its affiliates reported sole voting power with respect to 7,445,686 shares and sole investment power with respect to 7,609,354 shares.
(8)	With respect to information relating to Dimensional Fund Advisors LP, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP and its affiliates reported sole voting power with respect to 6,848,066 shares and sole investment power with respect to 7,051,944 shares.

(9)	With respect to information relating to FMR LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC and its affiliates reported sole voting power with respect to 1,331,069 shares and sole investment power with respect to 12,341,055 shares.
(10)	With respect to information relating to State Street Corporation, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 14, 2018. State Street Corporation and its affiliates reported shared voting power with respect to 4,191,805 shares and shared investment power with respect to 4,191,805 shares.
(11)	With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 9, 2018. The Vanguard Group and its affiliates reported sole voting power with respect to 67,860 shares, shared voting power with respect to 8,900 shares, sole investment power with respect to 5,675,874 shares and shared investment power with respect to 70,281 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

Leases

The Company leases warehouse and administrative facilities, including the Company’s corporate headquarters in Los Angeles, California, from entities affiliated with the trusts for the respective benefit of Paul Marciano, who is an executive and member of the Board of the Company, and Maurice Marciano, Chairman Emeritus and member of the Board, and certain of their children (the “Marciano Trusts”), and certain of their affiliates. There were four of these leases in effect as of February 3, 2018 with expiration dates ranging from calendar years 2018 to 2020.

The Company, through a wholly-owned Canadian subsidiary, leases warehouse and administrative facilities in Montreal, Quebec from a partnership affiliated with the Marciano Trusts. During fiscal 2018, the Company exercised an option to extend the lease term for an additional one-year period ending in December 2018. All other terms of the existing lease remain in full force and effect.

The Company, through a French subsidiary, leases a showroom and office space located in Paris, France from an entity that is owned in part by an affiliate of the Marciano Trusts. Due to excess capacity, the lease was amended to reduce the square footage by approximately 5,100 square feet to 16,000 square feet during fiscal 2018. The amendment also provided for a corresponding reduction in aggregate rent, common area maintenance charges and property tax expense due to the lower square footage. All other terms of the existing lease remain in full force and effect.

In January 2016, the Company sold an approximately 140,000 square foot parking lot located adjacent to the Company’s corporate headquarters to a partnership affiliated with the Marciano Trusts for a sales price of $7.5 million, which was subsequently collected during fiscal 2017. Concurrent with the sale, the Company entered into a lease agreement to lease back the parking lot from the purchaser. During fiscal 2016, the Company recognized a net gain of approximately $3.4 million in other income as a result of these transactions.

Aggregate rent, common area maintenance charges and property tax expense recorded under these four related party leases for fiscal 2018, fiscal 2017 and fiscal 2016 were $4.9 million, $5.0 million and $5.1 million, respectively. The Company believes that the terms of the related party leases and parking lot sale have not been significantly affected by the fact that the Company and the lessors are related.

Aircraft Arrangements

The Company periodically charters aircraft owned by MPM Financial, LLC (“MPM Financial”), an entity affiliated with the Marciano Trusts, through informal arrangements with MPM Financial and independent third party management companies contracted by MPM Financial to manage its aircraft. The total fees paid under these arrangements for fiscal 2018, fiscal 2017 and fiscal 2016 were approximately $1.1 million, $0.9 million and $0.6 million, respectively.

Other Transactions

During 2015, Georges Marciano, brother of Paul Marciano and Maurice Marciano, filed lawsuits against the Company in Canada and the U.S. related primarily to intellectual property rights in the Marciano name. Armand Marciano, also a brother of Paul Marciano and Maurice Marciano, was later added as a plaintiff to the U.S. lawsuit. In addition to the lawsuits, Georges Marciano opposed various of the Company’s applications for registration of its “Marciano” mark. In December 2015, the parties (including all the Marciano brothers) entered into a settlement agreement and a coexistence agreement whereby: (1) Georges Marciano and Armand Marciano agreed to drop all claims and actions against the Company; (2) the Company agreed to pay Georges Marciano and Armand Marciano a sum of $100,000 each (which amounts were substantially reimbursed by insurance); (3) the Company clarified the intellectual property rights of Georges Marciano and Armand Marciano in the use of their respective full names; and (4) the parties clarified the Company’s ownership and intellectual property rights in the name “Marciano.”

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended January 28, 2017, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended February 3, 2018, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except that director Gianluca Bolla had one late filing on Form 4 that did not timely report one transaction. On February 7, 2018, Mr. Bolla reported the disposition of 439 shares for tax purposes, which took place on January 30, 2018.

THE BOARD OF DIRECTORS

May 17, 2018

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 19, 2018.

Vote by Internet

•	Go to www.envisionreports.com/ges

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1.

1. Election of Directors:	For	Withhold		For	Withhold
01 - Maurice Marciano	☐	☐	02 - Gianluca Bolla	☐	☐
(term expiring in 2021)			(term expiring in 2021)

The Board of Directors recommends a vote “FOR” Proposal 2.

	For	Against	Abstain

2. Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 3.

	For	Against	Abstain

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending February 2, 2019.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposal 4.

	For	Against	Abstain
4. Shareholder proposal regarding shareholder approval of future severance arrangements with senior executives.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02UM4C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Guess?, Inc.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Sandeep Reddy and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the “Company”) held of record by the undersigned on May 4, 2018 at the Annual Meeting of Shareholders to be held on June 19, 2018 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, CA 90210, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR, AGAINST THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF FUTURE SEVERANCE ARRANGEMENTS WITH SENIOR EXECUTIVES AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal Securities laws.

(Continued and to be voted on reverse side.)